SCHEDULE 14A INFORMATION

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ROBERT HALF INTERNATIONAL INC.

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ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Wednesday, May 20, 2020

10:00 A.M. PDT

To the Stockholders:

In light of the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates of federal, state, and local governments, and related agencies, the annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. will be held online this year via live audiocast at www.meetingcenter.io/260960050 at 10:00 a.m. PDT on Wednesday, May 20, 2020. The meeting will be held for the following purposes:

1.    To elect the eight directors named in the proxy statement.

2.    To cast an advisory vote to approve executive compensation.

3.    To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for 2020.

4.    To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on March 27, 2020, are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting. To attend the meeting online, vote, submit questions or view the list of registered stockholders during the meeting, stockholders will need to go to the meeting website listed above and log in using their 16-digit control number included on their proxy card or voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held

on May 20, 2020

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2019 Annual Report to Stockholders are available at www.roberthalf.com/14aFilings and www.roberthalf.com/AnnualReport, respectively.

BY ORDER OF THE BOARD OF DIRECTORS

EVELYN CRANE-OLIVER
Secretary

Menlo Park, California

April 15, 2020

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING ONLINE, PLEASE SIGN AND RETURN THE ENCLOSED FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. ALTERNATIVELY, BEFORE THE MEETING, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL WITHIN THE USA, US TERRITORIES AND CANADA BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM. IF YOU ATTEND THE MEETING ONLINE AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE ONLINE DURING THE MEETING.

THANK YOU FOR ACTING PROMPTLY.

Proxy Summary

This summary highlights certain information contained elsewhere in the proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

BUSINESS HIGHLIGHTS

All-Time High 2019 Operating Performance* The following operating metrics all reached all-time high levels in 2019: Revenues grew 4.7% to $6.07B	Revenues
Net income grew 5% to $454.4 million	Net Income
Diluted Net Income Per Share grew 9% to $3.90*	Diluted Net Income Per Share
Return on Invested Capital (“ROIC”) grew from 39% to 41%*	Return on Invested Capital

*

Non-GAAP disclosures for 2017 exclude the impact to the Company’s 2017 provision for income taxes resulting from the Tax Cuts and Jobs Act (“TCJA”). See Appendix A for a reconciliation of the non-GAAP measures to the most comparable GAAP measures.

Cumulative Total Stockholder Returns

Our total stockholder returns (“TSR”) for the one-, three-, and five-year periods ending December 31, 2019 is illustrated in the adjacent chart.

Stockholder Value Creation

Over the past five years, we delivered positive returns to stockholders and have maintained our historical pattern of paying dividends and making share repurchases: $1.8 billion returned to stockholders during the past five years:

•  $1.2 billion in share repurchases

•  $625 million in dividends

Total Stockholder Returns (Cumulative Growth Rates)

Pay for Performance*

In line with the Company’s pay-for-performance philosophy, the compensation of the CEO, when expressed as a percentage of the Company’s total market capitalization, was 0.09% as compared with a median of 0.37% for the staffing industry, as illustrated in the adjacent graph.

*  References to the CEO’s compensation are to Mr. M. Keith Waddell’s compensation, unless noted otherwise.

Compensation as a Percentage of Market Capitalization

**

2019 Staffing Firm Executive Compensation Analysis prepared by Equilar Inc. for Staffing Industry Analysts on 11/22/2019 for highest-paid executive officers at 44 global staffing firms. (Compensation data for 2018 was used as it was the latest data available.)

CORPORATE GOVERNANCE AT A GLANCE

Corporate governance policies that promote accountability and alignment with stockholder interests (available at roberthalf.com/investor-center):

•     Code of Business Conduct and Ethics

•     Corporate Governance Guidelines

•     Lead Director Statement of Duties

•     Director Succession Plan

•     Hiring Policies Regarding Outside Auditors

•     Corporate Compliance and Ethics Hotline

•     Foreign Corrupt Practices Act Guidelines and Global Anti-Corruption Policy

•     Company Policy Regarding Compliance with Securities Laws

Independent Board committees with appropriate expertise and backgrounds:

•     Six of eight directors are independent

•     All Audit, Compensation and Nominating committee members are 100% independent

•     Independent Lead Director of the Board

•     Independent directors meet in an executive session at least quarterly

•     50% of independent directors are diverse based on gender, race or cultural background

•     Two of the three members of the Audit Committee are audit committee financial experts

•     Average director tenure is 11.5 years

•     50% of the independent directors have served on the Board for five years or less

Corporate governance framework for:

•     Board composition, director selection, and director compensation

•     Board refreshment and succession planning

•     Active and impactful independent lead director

•     CEO and senior executive development and succession planning

•     Board and committee evaluations

•     Stockholder engagement

•     Risk oversight

Compensation practices that align with stockholder interests and Company performance:

•     88% say-on-pay support at our 2019 Annual Meeting

•     Equity awards to executive officers are 100%
performance-based

•     Performance metrics have rigor for short-and long-term incentives. The Company uses three-year ROIC and TSR as the performance metrics for long-term incentive pay

•     Policy prohibiting hedging and pledging

•     Longstanding minimum share ownership policy applicable to executive officers and directors

•     96% of our CEO’s total target compensation is performance-based

•     Our Compensation Committee uses an independent compensation consultant

•     Responsible Severance Policy

•     Executive Compensation Clawback Policy applicable to incentive pay

Corporate Responsibility

•     Dedicated website reporting of Environmental, Social and Governance (“ESG”) initiatives on www.roberthalf.com/about-robert-half/corporate-responsibility

•     Biennial Corporate Citizenship Report detailing corporate responsibility practices including diversity and inclusion, environmental stewardship, professional development, and philanthropic programs

•     Global Human Rights and Environmental policies

•     Signatory to the United Nations Global Compact and Women’s Empowerment Principles

Stockholder-Friendly Rights

•     Directors elected by majority vote

•     All directors are elected annually (no classified board)

•     Proxy access right of shareholders on market terms

•     No dual class of common stock

•     No supermajority voting requirements for stockholders to remove directors or amend governance documents

Ethics Practices

•     Code of Business Conduct and Ethics that applies to directors, officers and employees globally

•     Supplier Code of Conduct aligning the conduct of suppliers with the Company’s values

•     Global employee training on the Code of Conduct, anti-corruption and insider trading

•     Global ethics hotline and internet-based reporting tool available to employees and third parties

•     Non-retaliation policy for reporting of ethics concerns

•     Annual awareness training on the topics of discrimination, harassment and cyber-security.

Environmental, Social and Governance Programs

•     Dedication to ESG initiatives with a view towards creating value for our stockholders and the Company by helping to mitigate risks, reduce costs and grow our brand

•     Commitment to developing trusted relationships with all of our stakeholders, including employees, customers, employment candidates, governments and communities, and empowering full-time and temporary employees to give back to their communities

•     Examples of ESG initiatives by us and our subsidiaries include:

•     Expanded both Robert Half and Protiviti’s employee experience surveys globally, and 78% of Robert Half survey participants responded favorably to our engagement index statements.

•     Combating hunger by providing 10.3 million meals to communities since 2014

•     Reducing our usage of paper by an estimated 77% between 2013 and 2018

BOARD OF DIRECTORS—NOMINEES

Julia L. Coronado	Dirk A. Kempthorne	Harold M. Messmer, Jr.	Marc H. Morial
Director	Director	Director and Executive Chairman of the Board	Director

Age: 51	Age: 68	Age: 74	Age: 62
Director since: 2019	Director Since: 2019	Director Since: 1982	Director Since: 2016

Independent: Yes	Independent: Yes	Independent: No	Independent: Yes
Committee Memberships:	Committee Memberships:	Committee Memberships:	Committee Memberships:

Nominating	Nominating	Executive	Audit Nominating

* Public Boards: 1	Public Boards: 3	Public Boards: 1	Public Boards: 2

Barbara J. Novogradac	Robert J. Pace	Frederick A. Richman	M. Keith Waddell
Director	Director	Lead Independent Director	Director, President and CEO

Age: 59	Age: 57	Age: 74	Age: 63
Director Since: 2009	Director Since: 2009	Director Since: 2008	Director Since: 1999
Independent: Yes	Independent: Yes	Independent: Yes	Independent: No
Committee Memberships:	Committee Memberships:	Committee Memberships:	Committee Memberships:

Audit (Chair) Compensation	Compensation Nominating Executive	Audit Compensation (Chair) Nominating (Chair) Executive	Executive

Public Boards: 1	Public Boards: 1	Public Boards: 1	Public Boards: 1

*	The number of “Public Boards” noted equals the total number of public boards, including Robert Half.

EXECUTIVE LEADERSHIP TRANSITION ANNOUNCED IN 2019

On November 6, 2019, the Company announced that Harold M. (Max) Messmer, Jr., its Chairman and Chief Executive Officer for over 33 years, would continue as Executive Chairman but retire from his position as Chief Executive Officer, effective December 15, 2019. Mr. Messmer will continue to devote significant time to Board matters as well as growth plans, business strategy and the professional development of the Company’s employees throughout the organization. The Company and Mr. Messmer entered into an amendment of his employment agreement that reduced Mr. Messmer’s annual base salary, target cash bonus and annual equity grant by approximately 50%. The reduction in his base salary became effective as of the last pay period of December 2019. The reduction of Mr. Messmer’s bonus takes effect with his bonus for 2020.

Mr. Messmer was succeeded as Chief Executive Officer by M. Keith Waddell, who had served as the Company’s Chief Financial Officer for more than 30 years. Paul Gentzkow, a 30-year veteran of the Company who served for many years as President and Chief Operating Officer—Staffing Services, became President and Chief Executive Officer—Staffing Services. Finally, Michael Buckley, a 24-year veteran of the Company, was promoted from Executive Vice President, Treasurer to Executive Vice President, Chief Financial Officer. Additional discussion regarding the leadership transition can be found under “Board Leadership Structure” on page 11.

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (sometimes referred to as the “Board”) of Robert Half International Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 2884 Sand Hill Road, Suite 200, Menlo Park, California 94025. We are making this proxy statement and the enclosed proxy available to the Company’s stockholders beginning on April 15, 2020. The proxy is solicited for use at the annual meeting of stockholders (the “Meeting”) to be held online this year via live audiocast at www.meetingcenter.io/260960050 at 10:00 a.m. PDT on Wednesday, May 20, 2020. Only stockholders of record on March 27, 2020, will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 27, 2020, the record date, the Company had outstanding and entitled to vote 114,741,279 shares of its common stock, $.001 par value (“Common Stock”).

1. Board and Governance

PROPOSAL 1—ELECTION OF DIRECTORS

There are eight nominees for director. All of the nominees are presently directors of the Company who were most recently elected by stockholders at the 2019 Annual Meeting. The full Board of Directors will be elected at the Meeting to hold office until the next annual meeting and until their successors are elected and qualified.

Although the Board does not expect any nominee to become unable or, for good cause, unwilling to serve as a director, should that occur before the Meeting, the Board may decrease the size of the Board or may designate substitute nominees, and the proxies will be voted for any such substitute nominee as may be selected by the Board.

Directors

Julia L. Coronado.

Experience: Dr. Coronado is President and Founder of MacroPolicy Perspectives LLC (MPP), an economic research consulting firm, and has served in that position since 2017. Prior to founding MPP, Dr. Coronado served as Chief Economist for Graham Capital Management, an investment firm, from 2014 to 2017, as Chief Economist, North America and a Managing Director at BNP Paribas, a global financial services company, from 2009 to 2014, and as a Senior U.S. Economist and Director at Barclays Capital from 2006 to 2009. She holds a Ph.D. in Economics from the University of Texas at Austin and a B.S. in Economics from the University of Illinois at Urbana-Champaign. Dr. Coronado is also currently a Clinical Associate Professor of Finance at the University of Texas at Austin, an Executive in Residence for Rutgers Business School and serves on the Pension Research Council at the Wharton School, the Economic Advisory Panel of the Federal Reserve Bank of New York, and the Economic Studies Council at The Brookings Institution. Dr. Coronado also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2018 until her election to the Board, effective March 2019. Dr. Coronado served as a director of American Capital Mortgage Investment Corp. (Nasdaq.MTGE), where she served on the audit, compensation and corporate governance committees.

Skills and Expertise: Dr. Coronado brings to the Board insights on domestic and international market economics, including labor economic market trends, by virtue of her academic study and professional work in the financial services industry and a variety of advisory board positions.

Dirk A. Kempthorne

Experience: Gov. Kempthorne has served as the President of The Kempthorne Group, a consulting firm, since 2009. From 2010 to August 2018, he served as President and CEO of the American Council of Life Insurers, an insurance industry trade association. Prior to 2010, Gov. Kempthorne served as Secretary of the U.S. Department of the Interior from 2006 to 2009, as Governor of the State of Idaho from 1999 to 2006, as U.S. Senator for the State of Idaho from 1993 to 1999, and as Mayor of the City of Boise from 1986 to 1993. He also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until his election to the Board, effective January 2019. Gov. Kempthorne serves on the boards of directors of two publicly traded companies: FMC Corporation (NYSE: FMC), a global agricultural chemical company where he is the chair of the sustainability committee and also serves as a member of the compensation committee, and Olympic Steel, Inc. (Nasdaq: ZEUS), a steel processing company where he also serves as chair of the nominating and corporate governance committee.

Skills and Expertise: Gov. Kempthorne brings to the Board leadership experience from his work as President and CEO of the American Council of Life Insurers. He also adds extensive knowledge of government and regulatory matters derived from his service as Secretary of the U.S. Department of the Interior, as Governor of the State of Idaho, as U.S. Senator for the State of Idaho, and as Mayor of the City of Boise. Gov. Kempthorne also brings valued knowledge of environmental and sustainability issues through his government work and his work on the board of FMC Corporation.

Harold M. Messmer, Jr.

Experience: Mr. Messmer has been Chairman of the Board since 1988. Effective December 15, 2019, Mr. Messmer resigned as Chief Executive Officer, a position he held since 1987. From 1985 through 2004, Mr. Messmer also served as President. During his tenure as Chairman and CEO he has directed and presided over the Company’s substantial growth. He has been a director since 1982.

Skills and Expertise: Mr. Messmer brings to the Board his deep knowledge and understanding of Robert Half’s business and culture as the Company’s CEO for over 33 years. His tenure with the Company provides the Board with senior leadership, financial, strategic and global expertise. More details regarding Mr. Messmer and the Company’s growth during his tenure are contained below in the section titled “Board of Directors Leadership Structure.”

Marc. H. Morial

Experience: Mr. Morial has been President and Chief Executive Officer of the National Urban League, the largest historic civil rights organization in the United States, since 2003. From 1994 to 2002, he served as Mayor of the City of New Orleans. Mr. Morial also served on the independent advisory board of the Company’s Protiviti Inc. subsidiary from 2009 until his election to the Board in March 2016. Mr. Morial has served on the board of ShotSpotter, Inc. (Nasdaq: SSTI) (“ShotSpotter”), a gunshot detection solutions business, since September 2015 and serves as a member of the audit and nominating and corporate governance committees for ShotSpotter. Mr. Morial also served on the board of directors of Corinthian Colleges, Inc., a for-profit post-secondary education company, from April 2013 to August 2015.

Skills and Expertise: Mr. Morial brings to the Board substantial leadership and government/regulatory experience from his tenure as President and Chief Executive Officer of the National Urban League and as the Mayor of the City of New Orleans. Further, Mr. Morial also provides the Board additional expertise with human capital management, workforce development and leadership on diversity and inclusion.

Barbara J. Novogradac

Experience: Ms. Novogradac has been President of Novogradac Investment Company, a private real estate investment company that invests in residential rental properties, land development opportunities and light industrial commercial assets, since 2001. From 1990 to 2001, Ms. Novogradac held various positions with the Company, including Senior Vice President and Controller.

Skills and Expertise: Ms. Novogradac brings financial and regulatory expertise derived from her work as an accountant with a Big Eight public accounting firm and as the former controller of the Company, a position she held for several years before she retired. Further, she has extensive knowledge of the staffing industry derived from her global responsibilities as the Controller of the Company and leadership experience as President of Novogradac Investment Company.

Robert J. Pace

Experience: Mr. Pace has been the founder and Chief Executive Officer of HundredX, Inc., a privately held technology company, since 2013. Mr. Pace is also a retired partner and managing director of Goldman Sachs & Co. He was with Goldman Sachs for over twenty years and held numerous senior leadership positions with that firm.

Skills and Expertise: As a former senior member of Goldman Sachs & Co., including service on its Investment Banking Division’s Global Operating Committee, Mr. Pace brings investment banking and financial expertise to the Board. Further, Mr. Pace has leadership and sales and marketing experience as the Chief Executive of HundredX, Inc.

Frederick A. Richman

Experience: Mr. Richman has been a consultant to Deloitte Tax LLP, a provider of tax advisory services, since 2008. From 2001 to 2008, he was a Principal with Deloitte Tax LLP. Prior to 2001, he was a senior partner with O’Melveny & Myers LLP, a law firm. Mr. Richman also served as a director of the Company from 1994 through 2001.

Skills and Expertise: As a senior tax expert with both O’Melveny & Myers LLP and Deloitte Tax LLP, Mr. Richman brings legal, regulatory and financial expertise to the Board. Through his tenure as a director of the Company, Mr. Richman provides staffing industry knowledge as a complement to his other experience.

M. Keith Waddell

Experience: Mr. Waddell has been Vice Chairman of the Board since 1999, President since 2004 and Chief Executive Officer since December 15, 2019. He served as Chief Financial Officer from 1988 until December 15, 2019. He served as Treasurer from 1987 until 2004. Mr. Waddell has been a director since 1999.

Skills and Expertise: Mr. Waddell brings expertise of the Company and knowledge of the staffing industry as well as financial expertise to the Board with more than 33 years of service to the Company as Chief Financial Officer prior to his elevation to Chief Executive Officer in December 2019. During his tenure the Company has experienced substantial growth. More details regarding Mr. Waddell and the Company’s growth during his tenure are contained below in the section titled “Board of Directors Leadership Structure.”

Directors Skills Matrix

The Nomination and Governance Committee has determined that each of the nominees is qualified to continue to serve as director of the Company. The table below summarizes key qualifications, skills and attributes most relevant to the decision to nominate the candidates to serve on the Board. A mark indicates a specific area of focus or experience on which the Board relies most. Each director nominee’s biography stated above describes the nominee’s qualifications and relevant experience in more detail.

Qualification, Skills & Experience	Coronado	Kempthorne	Messmer	Morial	Novogradac	Pace	Richman	Waddell
Leadership	X	X	X	X	X	X	X	X
Industry Knowledge			X	X	X	X	X	X
Human Capital Management			X	X	X	X		X
Global/International	X	X	X		X	X	X	X
Government/Legal/Regulatory	X	X	X	X	X	X	X	X
Financial Literacy	X	X	X	X	X	X	X	X
Diversity of Gender, Race or Ethnicity	X			X	X
Sales and Marketing			X	X		X		X

Director Independence

The Board of Directors has determined that each of Messrs. Kempthorne, Morial, Pace and Richman and Ms. Novogradac and Dr. Coronado has no material relationship with the Company and therefore is

“independent” as defined by Section 303A of the Listed Company Manual of the New York Stock Exchange. In making such determination, the Board has adopted guidelines providing that any relationship with the Company shall be deemed to be not material if (a) the director meets the independence requirements set forth in Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual and (b) the relationship is not required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K. Generally, such Item 404(a) requires disclosure, with certain exceptions, of transactions exceeding $120,000 in which a director or executive officer has a material direct or indirect interest.

CEO Succession Plan

The Company’s Corporate Governance Guidelines (“Guidelines”) require that the Board of Directors adopt a CEO Succession Plan and that the plan be reviewed annually.

A succession plan has been a feature of our governance practices for 15 years and has been reviewed each year since its adoption. In the past year the succession plan enabled a successful leadership transition. Information regarding the requirements of the plan is contained in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance.

Director Succession Plan

The Company’s Board of Directors has adopted a Director Succession Plan, which is available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance.

Commitment to Board and Executive Diversity

The Company has a strong commitment to diversity and inclusion. This commitment is reflected in the Board’s recent amendment of the Corporate Governance Guidelines modifying the policy for CEO and director succession criteria. The amended Guidelines require that if a third-party search firm is used to identify external candidates for the role of Chief Executive Officer or in the event of a board vacancy that such search firm shall be asked to use its best efforts to include qualified female and racially/ethnically diverse candidates in the initial pool of candidates it presents.

Board of Directors Leadership Structure

Executive Chairman

On November 6, 2019, the Company announced that Mr. Messmer, its Chairman and Chief Executive Officer for over 33 years, would continue as Executive Chairman but retire from his position as CEO effective December 15, 2019. Under Mr. Messmer’s tenure as CEO, the Company has (a) expanded its placement services to include temporary and full-time professionals in the office, administrative, technology, legal and creative fields: (b) acquired all of its franchisees; and (c) created a subsidiary named Protiviti that provides business consulting and internal audit services. The Company has also expanded its operations from the United States into more than 20 countries on five continents. Mr. Messmer will continue as Executive Chairman of the Board and devote his efforts to providing leadership on Company growth plans, business strategy and the professional development of the Company’s employees.

Chief Executive Officer

The Board of Directors selected M. Keith Waddell to serve as the next Chief Executive Officer of the Company based on the conclusion that Mr. Waddell is the right leader for the continued growth of Robert Half. Mr. Waddell brings over 33 years of experience as a senior executive of the Company, including more than

20 years as a director and 31 years as the Chief Financial Officer. Mr. Waddell’s deep knowledge of the business; leadership resulting in the growth of the Company; and the respect he has earned from the Company’s employees, executive management and investors were the key factors for the Board’s selection.

Lead Independent Director

Frederick A. Richman has been designated Lead Director. Mr. Richman’s duties include, among other things, presiding at executive sessions of the independent directors, working with the Chairman to establish agendas and schedules for Board of Directors meetings, and approving the retention of any consultants retained by the Board of Directors. The Lead Director also facilitates the Board’s performance evaluation of the CEO in conjunction with the Compensation Committee. The Board of Directors has adopted a Lead Director Statement of Duties, which contains further information regarding the role of the Lead Director and is available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance.

The Board of Directors believes that this leadership structure—with a separate Executive Chairman, Chief Executive Officer and Lead Independent Director—provides balance and continuity during our leadership transition and currently is in the best interest of the Company and its stockholders. The significant responsibilities of the Lead Independent Director’s role (as described above), along with solely independent Audit, Compensation and Nominating Committees, helps ensure a strong independent and active board. Meanwhile, Mr. Messmer’s continued engagement as Chairman enables the Company and the Board to continue to benefit from his skills and expertise, including his extensive knowledge of the Company and its industry, and his experience successfully navigating the Company through both strong and challenging periods.

Under the leadership of Mr. Messmer and Mr. Waddell, the Company has received numerous accolades. A list of the recent recognition for the Company follows below.

2020

•	February: Robert Half named first in its industry on FORTUNE magazine’s “World’s Most Admired Companies®” list, marking 23 consecutive annual appearances on the “Most Admired Companies” list

•	February: Robert Half included for the third time on Barron’s list of the 100 Most Sustainable U.S. Companies

•	February: Protiviti named for the sixth consecutive year to the FORTUNE 100 Best Companies to Work For® list

•	February: Robert Half recognized as one of the Best and Brightest Companies to Work For in the Nation® by the National Association for Business Resources

•	February: Robert Half recognized for the fifth year as one of America’s Top Corporations for Women’s Business Enterprises by the Women’s Business Enterprise National Council

•	January: Robert Half named one of The Best Employers for Diversity by Forbes for the second year

•	January: Robert Half included for a second year on the Bloomberg Gender-Equality Index

•	January: Robert Half and Protiviti recognized for the fourth year by the Human Rights Campaign Foundation as a Best Place to Work for LGBTQ Equality

2019

•	December: Protiviti named to FORTUNE’s list of Best Workplaces for Diversity® for the second year

•	December: Robert Half named to Glassdoor’s list of Top Staffing Firms You Should Know

•	October: Robert Half recognized as one of the 2019 All-Stars of Supplier Diversity by Minority Business News USA

•	September: Robert Half included on 2019 Best of the Best lists for Top Employers (2014-2019) and Top Supplier Diversity Programs (2013-2019) by Professional Woman’s Magazine

•	September: Protiviti named for the second year to Working Mother’s list of 100 Best Companies

•	September: Protiviti recognized as a 2019 Best Firm to Work For by Consulting Magazine for the sixth year

•	August: Protiviti included on the 2019 Diversity Best Practices Inclusion Index for the second year

•	August: Robert Half included on 2019 Best of the Best lists for Top Veteran-Friendly Companies (2014-2019) and Top Supplier Diversity Programs (2014-2019) by U.S. Veterans Magazine

•	August: Robert Half included on 2019 Best of the Best lists for Top Employers (2014-2019) and Top Supplier Diversity Programs (2013-2019) by HISPANIC Network Magazine

•	July: Robert Half recognized by Forbes as one of America’s Best Employers for Women

•	July: Robert Half included on 2019 Best of the Best lists for Top Employers (2015-2019) and Top Supplier Diversity Programs (2013-2019) by Black EOE Journal

•	May: Robert Half and Protiviti honored for the second year with a Silver Stevie® from the American Business Awards® for Corporate Social Responsibility Program of the Year

•	May: Protiviti named one of the 2019 Best Companies for Multicultural Women by Working Mother

•	April: Protiviti included on Forbes’ list of America’s Best Employers

•	April: Protiviti recognized by FORTUNE as one of the 2019 Best Workplaces in Consulting and Professional Services for the fourth year

•	March: Protiviti included on Forbes’ list of America’s Best Management Consulting Firms for the third year

•	March: Robert Half named No. 1 on Forbes’ list of “America’s Best Professional Recruiting Firms” and selected for Forbes’ list of “America’s Best Executive Recruiting Firms”

•	March: Robert Half and Protiviti recognized for the third year as one of the “Best Places to Work for LGBTQ Equality” by the Human Rights Campaign Foundation

•	March: Protiviti named to Forbes’ list of “America’s Best Management Consulting Firms”

•	March: Protiviti named one of the “Top Companies for Executive Women” by the National Association for Female Executives

•	February: Robert Half named for the second time to Barron’s list of the “100 Most Sustainable U.S. Companies”

•	February: Robert Half recognized as one of “America’s Top Corporations for Women’s Business Enterprises” by the Women’s Business Enterprise National Council

•	February: Protiviti named for the fifth consecutive year to the FORTUNE “100 Best Companies to Work For®” list, which recognizes companies with exceptional workplace cultures and talent development

•	January: Robert Half named first in its industry on FORTUNE magazine’s “World’s Most Admired Companies®” list, marking more than 20 consecutive annual appearances on the “Most Admired Companies” list

•	January: Robert Half recognized as one of “America’s Best Employers for Diversity” by Forbes

•	January: Robert Half recognized as one of “America’s Most Trustworthy Public Companies” by Bright Governance Consulting, LLC

•	January: Robert Half included on the Bloomberg Gender-Equality Index

Risk Oversight Role

The Board of Directors oversees the significant risks faced by the Company—including strategic, operational, financial, legal, regulatory, technological, and reputational risks—both directly and through its committees. The Board evaluates areas of risk on an ongoing basis throughout the year. At its meetings, the Board receives reports from its committee chairs as well as presentations from management, including the heads of the Company’s various operating departments and the leaders of the Company’s enterprise-level information security and compliance functions. In addition, each year the Board considers risks as it reviews and approves the Company’s annual strategic plan.

While the Board has responsibility for the oversight of the Company’s risk assessment and risk management processes, the Company’s management is responsible for monitoring and managing risks on a day-to-day basis and reporting on them to the Board. In addition to specialized risk-management programs at the departmental level, the Company’s management has established two Company-wide initiatives to identify, assess and manage risks: the Enterprise Information Security (“EIS”) program and the Corporate Compliance and Ethics (“CCE”) program.

Code of Business Conduct and Ethics; Corporate Compliance and Ethics Program

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to the directors and to all employees, including, but not limited to, the principal executive officer, the principal financial officer and the principal accounting officer. The Code is reviewed at least annually by the Board of Directors. The Company provides training with respect to the Code through its CCE program.

The CCE program is under the direction of the Company’s General Counsel, who is designated as the Corporate Compliance Officer. The Corporate Compliance Officer reports to the Board at least semiannually on developments concerning the ethical, legal, and regulatory compliance issues affecting the Company, including compliance-related investigations. These presentations typically include discussions about the operation of the CCE program and compliance with the Code and may also introduce proposals for new policies or amendments to existing policies. The Company’s compliance policies and procedures, including the Code, are reviewed by the Board at least annually and updated from time to time as the Board deems appropriate. The CCE program is responsible for monitoring the Company’s Corporate Compliance and Ethics Hotline (“Hotline”). Employees are expected to report any conduct they believe to be a violation of the Code. The Code of Business Conduct and Ethics is available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance. For Hotline reporting tool information, see the Corporate Compliance and Ethics Hotline notice, also available on the Company’s website at: www.roberthalf.com/investor-center/corporate-governance.

Enterprise Information Security Cyber-Security Program

Information technology, including data privacy and cybersecurity, has been identified by the Company as an area of risk meriting additional oversight. The EIS program, headed up by the Company’s Chief Information Security Officer, was created to assess and manage risks related to the Company’s information technology systems. The Company’s EIS team assesses risks and manages various security initiatives and services, specifically tailored to manage the risks associated with the confidentiality, integrity and availability of information critical to the Company’s business. Given the critical nature of computer and network security, the leaders of the EIS team provide annual updates to the Board of Directors on the Company’s security risks and the measures taken to mitigate the risk and protect the Company’s data. Information about security at Robert Half can be found on the Company’s website at: www.roberthalf.com/about-robert-half/data-privacy/data-policy.

Audit Committee Risk Oversight

The Audit Committee monitors guidelines and policies that govern the process by which risk assessment and management is undertaken. The Audit Committee also oversees various processes that assist the Company in identifying and managing risk, such as the internal audit function, disclosure controls and procedures, and the work of the Company’s independent auditor. Members of the Company’s finance team are responsible for managing risk in their area and reporting regularly to the Audit Committee. The Audit Committee receives a quarterly written report from the manager of the Company’s internal audit and risk management function and the Company’s independent registered public accounting firm. The Committee also reviews and approves, in advance, the scope and the staffing of the internal audit and authorizes the budget for the internal audit and risk management department. Any complaints or other reports to the Company’s Corporate Compliance and Ethics Hotline are routed to the Audit Committee Chairwoman, in addition to the appropriate management personnel.

A process has been established for dealing with concerns relating to accounting, internal controls, auditing matters or violations of the Code of Business Conduct and Ethics. Stockholders, employees, and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling the Hotline that has been established by the Company, and such reports will immediately be brought directly to the attention of the Chair of the Company’s Audit Committee and separately to the General Counsel and to the Head of Internal Audit. If a communication relating to accounting, internal controls, auditing or Code of Conduct matter is received in writing by the Company, the Corporate Secretary, who is also the General Counsel, will promptly forward such written correspondence to the Chair of the Audit Committee and separately to the Head of Internal Audit. These particular reports, whether received through the Hotline or in writing, will be handled in accordance with procedures established by the Audit Committee.

See “Compensation Risk and Governance” on page 26 for information regarding the Compensation Committee’s oversight of risks relating to the Company’s compensation programs.

Corporate Responsibility

ESG mission statement

Robert Half helps people find rewarding work and clients find the right talent to grow their businesses, and our goal is to adhere to the highest ethical standards when doing so. This commitment is reflected in our policies and programs that support universal human rights; respect the diversity of our employees, customers and business partners; form the foundation of our philanthropic endeavors; and protect the environment in the communities we serve.

Robert Half’s Corporate Citizenship Report highlights our social, governance and environmental sustainability initiatives. The most recent Corporate Citizenship Report issued in November 2019 is available on our website at www.roberthalf.com/about-robert-half/corporate-responsibility.

Every day, we find our candidates meaningful work, giving them the means to support their families and a source of dignity and self-respect. We also connect company leaders with the skilled talent they need to grow. This keen focus on people extends to our impact on society at large. We strive to deliver value to all of our stakeholders, including shareholders, customers, employees, suppliers and communities. As a signatory of the United Nations Global Compact, the world’s largest corporate sustainability initiative, we have pledged to operate in alignment with ten universal sustainability principles in the areas of human rights, labor, environment and anti-corruption. Additionally, in 2018, we became a member of The Ethisphere Institute’s Business Ethics Leadership Alliance, which is a globally recognized organization of leading companies collaborating on best practices in governance, risk management, compliance and ethics.

Our workforce

Our employees are our most valuable asset. We make a concerted effort to provide a great work environment that connects them with opportunities to grow and supports their well-being. We are committed to supporting human rights and providing equal opportunity and prospects of advancement to all employees and stakeholders across our entire value chain. In 2019, we strengthened our programs focused on employee engagement, professional development, inclusion and diversity, and health and safety.

In 2019, we launched a new inclusion and diversity strategy to evaluate and synchronize our efforts across our enterprise. This new global strategy is led by our Director of Inclusion and Diversity and an executive steering council. Together, they are responsible for identifying opportunities to increase cultural diversity and awareness and build a stronger sense of belonging among our employees. Additionally, for the past four years, we have been named to the Human Rights Campaign Foundation’s “Best Places to Work for LGBTQ Equality” list, earning a score of 100% on the foundation’s Corporate Equality Index.

Our supplier inclusion initiative supports the promotion, growth and development of small businesses and minority-, woman-, veteran-, and LGBTQ-owned firms. This initiative was launched in 2004. In February 2020 Robert Half was recognized for the fifth year as one of America’s Top Corporations for Women’s Business Enterprises by the Women’s Business Enterprise National Council.

Focus on diversity

We have supported the advancement of women in our workforce through internal programs and external sponsorships such as the Company’s support of the Women’s Empowerment Principles (WEPs). In 2019, 58% of new hires and 61% of employees promoted were women. Additionally, 56% of our senior managers were women.

For over 70 years, our employees have lent veterans a helping hand to ease their career transitions. In 2013, we focused these efforts into what we named the Robert Half Veterans Initiative. In 2019, our employees were active in a number of programs centered on veterans, including career fairs, internal open houses and events, presentations, mock interviews and resume reviews. We encourage you to read more about our veterans initiatives in the Robert Half Veterans Initiative Report available on our website at www.roberthalf.com/about-robert-half/corporate-responsibility/veterans-careers.

Our communities

Our global volunteer and philanthropy programs, Leading by Example and iCare, are central to our social responsibility efforts. In addition to the corporate contributions we make to our national, global and local nonprofit partners, our employees play a key role in our matching gifts and volunteering programs, as well as our signature outreach programs. In 2019, employees helped create a record-breaking year of community impact. For example, 3,000 employees in North America participated in our Matching Gifts program, and $1.4 million was distributed to qualified nonprofit organizations through employee donations and our company match. More than 800 Corporate Services employees participated in our annual Week of Service in May 2019, volunteering 2,000 hours for 32 nonprofits. Further, our Suit Drive had a record-breaking year. More than 48,500 items of professional clothing were collected for Dress for Success and other nonprofit organizations, bringing our total number of items donated to over 400,000 since 2002.

Our environment

We are committed to decreasing our environmental impact, and in 2019 we took steps to better quantify, reduce and report our environmental footprint. This includes submitting our first Communication on Progress to the United Nations Global Compact, which outlined the actions we’ve taken to work more efficiently and increase environmental oversight, and our first public report to the Carbon Disclosure Project, which is a not-for-profit charity that runs a global disclosure system for investors, companies, cities, states and regions to manage their environmental impacts.

THE BOARD AND COMMITTEES

The Board met five times during 2019. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board held while a member thereof. In addition, the Company’s independent directors meet regularly in executive sessions without management. Such meetings are led by the Lead Director, Frederick A. Richman.

It is the Company’s policy that directors are expected to attend the annual meeting of stockholders. All of the directors attended the 2019 annual meeting of stockholders.

The Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees.

The members of the committees and their independence status, as of the date of this proxy statement, and the number of committee meetings during fiscal 2019 are identified in the following table.

Director Nominees	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
Julia L. Coronado	X			X
Dirk A. Kempthorne	X			X
Harold M. Messmer, Jr.					X
Marc H. Morial	X	X		X
Barbara J. Novogradac	X	Chair	X
Robert J. Pace	X		X	X	X
Frederick A. Richman	X	X	Chair	Chair	Lead Director
M. Keith Waddell					X
Number of Meetings		5	5	2	0

Nominating and Governance Committee

Responsibilities

The Nominating and Governance Committee’s role is to recommend candidates to fill any vacancy that may occur in the Board of Directors, develop and recommend corporate governance guidelines to the Board, and oversee the evaluation of the Board and management.

Stockholder Recommendations for Directors

The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit a candidate to the Nominating and Governance Committee for consideration as nominee for director may submit a written recommendation, including the proposed candidate’s name and address, résumé, and other information required for nominations submitted under Section 9(a)(2) of Article II of our By-laws, to Robert Half International Inc., 2884 Sand Hill Road, Suite 200, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Candidate. The Corporate Secretary will forward the information to the Nominating and Governance Committee. Please note that stockholders wishing to nominate a director at an annual meeting must comply with the timing and other requirements specified in Article II, Section 9(a)(2) of our By-laws—which are posted on our website at www.roberthalf.com/investor-center/corporate-governance. In addition, stockholders wishing to have their director candidate included in our proxy materials for an annual meeting must comply with Article II, Section 9(a)(3) of our By-laws (see “Stockholder Matters—Presentation of Business at Annual Meeting of Stockholders” for additional details on how to submit a director nominee for our 2021 annual meeting of stockholders).

Evaluation of Director Candidates

Consistent with our Corporate Governance Guidelines, the Nominating and Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of stockholders or for appointment to fill vacancies. In evaluating individuals for nomination as director, the Nominating and Governance Committee shall select individuals who (a) have skills and experience that can be of assistance to management in operating the Company’s business, (b) demonstrate integrity, accountability and judgment, and (c) can be expected to add to the total mix of individuals on the Board of Directors so as to give the Company a Board that exhibits effectiveness, collegiality, diversity and responsiveness to the needs of the Company. Diversity is not further defined in the Corporate Governance Guidelines but is applied in its broadest sense so as to encourage the selection of a diverse group of Board members that will give the Company the benefit of a wide mix of talent, experience and skills. The Nominating and Governance Committee assesses its effectiveness in this regard as part of the annual Board evaluation process. Other factors that may be considered include (i) experience with small to midsize businesses (the Company’s principal client base), (ii) a record of entrepreneurial success and/or (iii) financial or accounting experience.

Audit Committee

Responsibilities

The functions of the Audit Committee include selecting the Company’s independent auditors (subject to stockholder ratification), approving the fees of the independent auditors, monitoring the qualifications and independence of the independent auditors, consulting with the independent auditors with regard to the plan of audit, the results of the audit and the audit report, conferring with the auditors with regard to the adequacy of internal accounting controls, and monitoring the effectiveness of the Company’s internal accounting function.

Audit Committee Financial Expert

The Board of Directors has determined that Frederick A. Richman and Barbara J. Novogradac, Chairwoman of the Audit Committee, each qualifies as an “audit committee financial expert” and “independent” in accordance with the requirements of Item 407(d)(5) of SEC Regulation S-K and the rules and regulations of the New York Stock Exchange.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the SEC, in whole or in part, the following information shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019, contained in the Company’s Annual Report on Form 10-K (the “2019 Financial Statements”) with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm that is the Company’s independent auditor, the matters required to be discussed by Public Company Accounting Oversight Board standards. The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them. Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the 2019 Financial Statements be included in the Company’s Annual Report on Form 10-K.

Marc H. Morial	Barbara J. Novogradac	Frederick A. Richman

Compensation Committee

Responsibilities

The function of the Compensation Committee is to establish compensation policies for the Company’s senior officers and to administer compensation plans in which officers, directors and employees are eligible to participate.

Compensation Committee Procedures

For a description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the CD&A on pages 25-28.

Compensation of directors is determined by the full Board of Directors, except for equity awards under the Stock Incentive Plan, which are granted by the Compensation Committee subject to the annual share limit approved by stockholders under the Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2019 were: Barbara J. Novogradac, Robert J. Pace and Frederick A. Richman. No member of the Compensation Committee was at any time during 2019 or at any other time an officer or employee of the Company, except for Ms. Novogradac (whose employment ended in 2001), and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during 2019.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A appearing later in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in the Company’s annual report on Form 10-K for 2019 and in this proxy statement.

Barbara J. Novogradac	Robert J. Pace	Frederick A. Richman

Executive Committee

Responsibilities

The Executive Committee has all of the powers of the Board of Directors, subject to certain exceptions as specified by Delaware law.

Stockholder Communications with Directors

Stockholders or other interested persons who wish to communicate with any director, with the non-management directors as a group, or the entire Board may do so by addressing communications to such person or persons c/o Robert Half International Inc., 2884 Sand Hill Road, Suite 200, Menlo Park, CA, 94025, Attn: Corporate Secretary—Director Communication. The Corporate Secretary or her delegee will forward such communication to the addressee unless she determines that the communication is not suitable for delivery. Examples of communications that would not be suitable for delivery include, but are not limited to, (a) advertisements or solicitations; (b) frivolous, obscene or offensive items; or (c) communications unrelated to the business, affairs or governance of the Company.

Available Information

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for its Audit Committee, Compensation Committee, and Nominating and Governance Committee are available on its website at www.roberthalf.com/investor-center/corporate-governance. Each of these documents is also available in print to any stockholder who makes a request to Robert Half International Inc., 2884 Sand Hill Road, Suite 200, Menlo Park, CA 94025, Attn: Corporate Secretary.

Information contained on or available through our websites (including any other websites referred to in this proxy statement) are not a part of, or incorporated by reference into, this proxy statement.

2. COMPENSATION

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking stockholders to cast an advisory vote at the Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Although, pursuant to the Dodd-Frank Act, the vote is non-binding, the Compensation Committee and the Board of Directors will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

At the 2019 Annual Meeting, approximately 88% of stockholder votes approved the Company’s 2018 executive compensation. Consistent with its pay-for-performance policy, the 2019 bonus and performance shares are based on Company performance as set forth below.

The Compensation Committee set revenue and net income targets at levels that would emphasize achievement of both top line and bottom-line growth. Actual 2019 performance was achieved at 96% of target net income and 98% of target revenue. As a result, bonuses for 2019 were equal to 96% of target 2019 bonuses.

All equity awards issued to executive officers during 2019 were again 100% performance shares and were subject to three-year cliff service vesting and two performance conditions—a three-year relative ROIC condition and a relative modifier based on three-year TSR. The complete results for the 2019 performance shares will not be known until the end of 2021.

The Compensation Committee believes that 2019 compensation is directly aligned with performance.

Stockholders are asked to indicate their support for our named executive officer compensation as described in this proxy statement by voting FOR the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

Under the Board’s policy of providing for annual say-on-pay votes, the next say-on-pay vote will occur at our 2021 Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal 2019 at a glance:

Performance and Compensation Highlights

In 2019, the Compensation Committee took the following steps to continue to align compensation with performance and stockholder interests:

•  As a result of feedback from our stockholders, changes were made to the performance conditions necessary to earn the target level of long-term incentive pay. One-year diluted net income per share (referred to in the document as “EPS”) was replaced with three-year relative ROIC as the primary metric, and three-year TSR was added as a modifier metric.

•  Other than the reduction for Mr. Messmer’s compensation described below, the Company did not change base salaries for its executive officers in 2019.

•  The Company and Mr. Messmer agreed to a reduction of approximately 50% of his compensation in connection with his retirement as CEO. The reduction in his base salary became effective as of the last pay period of December 2019. The reduction of his bonus will take effect with his bonus for 2020.

•  The Company set 2019 target cash bonus levels at the same amounts as 2018 target bonus levels. Cash bonuses were subject to two annual performance conditions—net income (80% weighting) and revenue (20% weighting). For 2019, the target goal for revenue of $6.18 billion was an increase of 6.6% over the 2018 actual revenue level, and for net income the target goal of $474 million was an increase of 9.2% over the 2018 actual net income level. Actual 2019 performance was achieved at 96% of target net income and 98% of target revenue. As a result, earned bonuses for 2019 were equal to 96% of 2019 target bonuses.

Named Executive Officers (NEOs)

M. Keith Waddell

President and Chief Executive Officer

Harold M. Messmer, Jr.

Executive Chairman of the Board

Paul F. Gentzkow

President and Chief Executive Officer, Staffing Services

Robert W. Glass

Executive Vice President, Corporate Development

Michael C. Buckley

Executive Vice President, Chief Financial Officer

•  All equity awards issued to executive officers during 2019 were again 100% in the form of performance shares. Performance share grants were subject to three-year cliff service vesting and two performance conditions—a three-year cumulative ROIC goal relative to the three-year cumulative ROIC of an industry peer group and a three-year TSR modifier. Target payouts for the ROIC modifier require 65th percentile relative performance with maximum increase achieved at the 90th percentile and maximum reduction occurring for performance at the 40th percentile threshold. The equity award is forfeited if cumulative ROIC performance is below the 40th percentile threshold. After the ROIC performance is calculated, a relative TSR modifier can adjust the payout +/- 25% using a target of 50th percentile performance.

2019 Financial Highlights*

Under management’s leadership, the Company achieved solid results in 2019, as noted below:

1.

During 2019 all of the Company’s key operating metrics grew to all-time high levels. Revenues were up 4.7% to $6.07 billion. Operating margins of 10% remained among the highest in the staffing industry notwithstanding continuing investments in headcount and digital technology initiatives.

2.	The Company’s ROIC for 2019 was 41%. This is significantly above staffing industry averages.

3.

The Company had operating cash flow of $520 million in 2019, which helped to fund approximately $250 million in stock repurchases on the open market, $59 million for capital expenditures, and the payment of $146 million in dividends to stockholders.

4.

The Company has returned $1.8 billion to stockholders during the past five years in the form of either dividends or stock repurchases. The dividend has grown at an annual compounded rate of 11.2% on a per share basis since its 2004 inception, and the share count is down 14% in the last five years and 21% in the last ten years.

5.

The Company ended the year with $270 million in cash and cash equivalents and virtually no debt. Longstanding, conservative financial policies have left the Company with the financial resources to expand as the Company deems appropriate.

6.

In February 2020, the Company was recognized as the only staffing firm on FORTUNE’s list of “World’s Most Admired Companies®,” marking 23 consecutive annual appearances on the “Most Admired Companies” list.

7.

In February 2020, the Company was named for the third time to Barron’s list of the 100 Most Sustainable U.S. Companies based on measurement in five categories: shareholders, employees, customers, planet and community.

8.	In February 2020, Robert Half was recognized for the fifth year as one of America’s Top Corporations for Women’s Business Enterprises by the Women’s Business Enterprise National Council.

9.	In January 2020, Robert Half was named one of The Best Employers for Diversity by Forbes for the second year.

10.	In January 2020, Robert Half was included for a second time on the Bloomberg Gender-Equality Index.

11.	In January 2020, Robert Half and Protiviti were recognized for the fourth year by the Human Rights Campaign Foundation as Best Places to Work for LGBTQ Equality.

12.	In March 2019, Robert Half was named No. 1 on Forbes’ list of America’s Best Professional Recruiting Firms and selected to Forbes’ list of America’s Best Executive Recruiting Firms.

13.	In March 2019, Protiviti was included on Forbes’ list of America’s Best Management Consulting Firms for the third year.

14.	The Company retained all key executives and key field personnel during the year, which it believes is critical to its future success.

*

Except as otherwise indicated, all highlights represent or are based on GAAP numbers. Non-GAAP disclosures exclude the impact to the Company’s 2017 provision for income taxes resulting from the TCJA enacted in 2017. See Appendix A for a reconciliation of the non-GAAP measures to the most comparable GAAP measures.

Executive Officers

The following table lists for each current named executive officer (“NEO”) of the Company, such officer’s name, age on the date of the Meeting, and current positions and offices with the Company:

Name	Age	Office
M. Keith Waddell	63	President and Chief Executive Officer
Harold M. Messmer, Jr.	74	Executive Chairman of the Board
Paul F. Gentzkow	64	President and Chief Executive Officer—Staffing Services
Robert W. Glass	61	Executive Vice President, Corporate Development
Michael C. Buckley	54	Executive Vice President, Chief Financial Officer

Mr. Gentzkow has been President and Chief Executive Officer—Staffing Services since December 15, 2019. From 2004 through December 14, 2019, Mr. Genzkow served as President and Chief Operating Officer— Staffing Services. From 2000 until 2004, he served as Executive Vice President, Operations. Prior to that, he served as Director of Field Operations.

Mr. Glass has been Executive Vice President, Corporate Development since 2004. From 1993 until 2004, he served as Senior Vice President, Corporate Development. From 1987 until 1993, he served as Vice President, Corporate Development.

Mr. Buckley has been Executive Vice President and Chief Financial Officer since December 15, 2019. Previously, Mr. Buckley served as Treasurer from 2004 through December 14, 2019 and Executive Vice President and Chief Administrative Officer from 2007 through December 14, 2019. He was Vice President from 2001 through 2007, and served as Controller, Corporate Accounting from 1999 until 2004. From 1995 through 1999, he held various other positions with the Company.

All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Executive Chairman. In addition, severance agreements have been entered into with certain executive officers. See the discussion under “Employment Agreement and Potential Payments upon Termination or Change in Control” below.

There are no family relationships between any of the directors or executive officers.

Engaging with Stockholders

The Company’s informed and accessible Compensation Committee is composed solely of independent directors that have established effective means for communicating with stockholders, including the opportunity for stockholders to cast a non-binding advisory vote regarding executive compensation at the Company’s annual stockholders meeting.

The Compensation Committee is very interested in the ideas and concerns of our stockholders regarding executive compensation. In 2019 the Committee adjusted the structure of its long-term performance-based equity awards for 2019 as a direct result of listening to stockholders. See description of 2019 equity awards on page 30. An advisory vote regarding executive compensation was presented to stockholders for the ninth time at last year’s annual meeting of stockholders and received approximately 88% support, consistent with prior high levels of stockholders support for our advisory votes regarding executive compensation in recent years. In evaluating our compensation program for 2019, the Compensation Committee was mindful of the support our stockholders expressed for the Company’s philosophy of linking compensation to operational objectives and the enhancement of stockholder value. As a result, in 2019 the Compensation Committee retained its general approach to executive compensation and continued to apply the same general pay-for-performance principles and philosophy as in prior fiscal years. It did, however, change the specific metrics applied to the long-term performance shares granted in 2019 to use relative ROIC as a primary metric, restore the use of relative TSR as a modifier metric, and move to a three-year performance period for both metrics.

The Compensation Committee will continue to seek and consider stockholder concerns and feedback in the future. The Compensation Committee along with the Board of Directors has also determined that holding an annual advisory vote on executive compensation allows our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement.

In addition to the Compensation Committee’s process noted above, our executive management team actively engages in communication throughout the year with stockholders of all ownership levels. Generally, these communications involve participating in investor presentations and question and answer sessions, meeting with investors and stockholders in small groups, and responding to investor and stockholder emails and telephone calls. Our management team communicates with the Board regarding questions, observations and comments relayed by investors and stockholders. The Board considers such stockholder concerns as a part of its governance responsibilities. Further, the Company has an established procedure for the delivery of communication directed to non-management directors as specified in Stockholder Communications with Directors on page 19 of this proxy statement.

Compensation Risk and Governance

The Company’s compensation program features are in line with corporate governance best practices as summarized below:

Hedging and Pledging Policy

The Company does not allow any pledging or hedging of Company stock (whether granted as compensation from the Company or otherwise held directly or indirectly) by directors, officers and employees. Specifically, Company policy prohibits hedging or monetization transactions through mechanisms such as prepaid variable forward contracts, equity swaps, collars and exchange funds. This policy is included on the Statement of Company Policy Regarding Compliance with Securities Laws, available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance.

Maximum Award Amounts	The Compensation Committee establishes caps on maximum awards with appropriate balance between long-term and short-term objectives.

No Stock Options	The Company stopped issuing stock options to executive officers in 2005.

Balanced Mix of Short-Term and Long-Term Elements	The executive compensation program provides an appropriate balance between long-term and short-term incentives.

No Dividends on Unearned Shares

Equity awards do not receive dividends until all performance conditions and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid until the underlying shares subject to the equity award vest. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Clawback Policy

The Compensation Committee has adopted an Executive Compensation Clawback Policy, which provides that, if there has been a material negative restatement of the Company’s financial statement filed with the SEC due to the fraud or intentional misconduct by an NEO, the Board may recover incentive payments from the NEO (annual cash bonus and equity based compensation), in accordance with delineated procedures in the policy. This policy is available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance. The Company has never restated its financial statements.

Severance Benefits Policy

The Compensation Committee adopted the “Compensation Committee Policy Regarding Severance Benefits for Executive Officers” in 2008 to align the Company’s severance policy with market practice. The policy provides that future severance agreements with any executive officer shall not, individually or in the aggregate, provide severance benefits, as defined in the policy, that exceed 2.99 times the sum of such executive officer’s base salary and annual bonus. This policy is available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance. No executive officer has ever been terminated under circumstances that required severance payments.

Share Ownership Policy

The Board of Directors has a policy regarding the Company’s executive officers share ownership that requires each officer to own shares of the Company equal to six times the officer’s base salary on the date the policy was adopted on May 8, 2003 or within five years of election. Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass, and Buckley are required to own are 184,643, 93,201, 93,201, 72,099, and 55,198, respectively. Each such officer owns significantly more shares than the minimum requirement.

The Board of Directors has also adopted a policy regarding minimum required share ownership by the Company’s directors as described in more detail in the “Required Director Ownership” on page 46.

Details regarding these policies are available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance.

No Excise Tax Gross-Up Payments	The Compensation Committee has established that no excise tax gross-up payments shall be made to executive officers or non-employee directors in the event of a change in control.

No Perquisites	Consistent with prior fiscal years, executive officers received no perquisites during 2019.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant that reports directly to the Compensation Committee.

Alignment with Absolute and Relative Operational Performance

For 2019 the Company utilized a combination of absolute and relative performance metrics to align pay with performance. Absolute metrics include revenue and net income, while relative metrics include three-year relative ROIC and relative TSR.

Employment Agreements	No employment agreements provide for guaranteed increases in salary, non-performance-based bonuses or equity compensation.

Annual Risk Assessments	The Compensation Committee conducts annual assessments to identify and mitigate risk in compensation programs.

No Repricing	Our Stock Incentive Plan expressly prohibits repricing or repurchasing equity awards that are underwater without stockholder approval.

The Compensation Committee has concluded that the Company’s 2019 compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. This conclusion is based on the Committee’s review of the above noted governance features, the Committee’s annual risk assessment for 2019, and the Committee’s discussions with management about the risk assessment. (See further discussion on the Compensation Process at page 34).

2019 Compensation Highlights

The ratio of the Company’s CEO performance-based compensation to total target compensation for 2019 was 96%.* In other words, only 4% of the CEO’s compensation was fixed and the remainder depended on Company performance. Compensation for the Company’s CEO for 2019 (based on actual annual bonus earned) as compared with 2018 was as follows:

Base Salary	No Change in 2019
Target Cash Bonus	No Change
Actual Cash Bonus Payout	96% of Target
Grant Date Fair Value of Performance Shares	No Change

The ratio of the CEO’s performance-based stock awards to total stock awards for 2019 was 100%. Therefore, none of the stock awards has a guaranteed payout or vest solely on the basis of continued service, and all were dependent on the Company’s performance.

As discussed below, each 2019 award under the Annual Performance Bonus Plan and the Stock Incentive Plan was subject to various metrics (2019 revenue and 2019 net income for the Annual Performance Bonus Plan and 2019-2021 relative ROIC and relative TSR for the Stock Incentive Plan). The Compensation Committee adopted target goals that it believed were realistically possible to achieve but not easily achieved.

Annual Performance Bonus Plan and Performance Share Goals

•  Annual Performance Bonus Plan: The Annual Performance Bonus Plan goals are based on achieving certain levels of revenue and net income such that both top-line and bottom-line results are considered.

•  2019 Performance Shares: The performance share goals of ROIC and TSR consist of three-year cumulative ROIC relative to the three-year cumulative ROIC of an industry peer group against target threshold and three-year TSR relative to the three-year TSR of an industry peer group. Also, the executive must remain employed through the third anniversary of the grant date.

The above operational goals were based on our strategic plan for 2019 and took into account other factors, such as consensus Wall Street estimates.

2019 Annual Performance Bonus Plan

The 2019 bonus award was computed in accordance with a formula whereby the ratio of actual performance relative to target performance is applied directly to target bonuses on a one-for-one basis, with no leveraged payout scaling. For example, if actual performance relative to each of the specified metrics exceeds target by 20%, then actual bonuses exceed target by 20%. As noted above, the Compensation Committee selected revenue and net income as the metrics to emphasize both top-line and bottom-line performance and avoid any duplication of metrics under the Annual Performance Bonus Plan and the Stock Incentive Plan. For 2019, the Compensation Committee provided that each individual’s actual bonus would be determined by weighting 20% on the ratio of actual revenue to target revenue and 80% on the ratio of actual net income to target net income. For this purpose, the Compensation Committee provided that actual revenue and actual net income would be determined in accordance with GAAP, excluding the impact of changes in GAAP or tax laws if such changes impacted revenue by 5% or more and/or net income by $4,000,000 or more. However, no bonus can exceed the lesser of 200% of the target bonus or $9,000,000, and no bonus would be paid to any executive if actual net income for 2019 were less than zero. The Compensation Committee has the discretion to reduce any bonus within limits specified in the plan, but has no discretion to increase any bonus above the amount that would be determined by the formula.

*	All references to the CEO’s compensation are to Mr. Waddell’s 2019 compensation, unless otherwise noted.

For 2019, performance targets and actual results were as follows:

	2019 Target	2019 Results	Satisfaction of Performance Metrics (% of Target)
Revenue (20% weight)	$6.18 B	$6.07 B	98%
Net Income (80% weight)	$474 M	$454 M	96%

Combined			96%

For 2019, the target goal for revenue of $6.18 billion was an increase of 6.6% over actual 2018 revenue and the target goal for net income of $474.2 million was an increase of 9.2% from actual 2018 net income. The Compensation Committee determined that the revenue and net income target levels for 2019 were appropriate in light of macroeconomic factors and Company financial projections available in the first quarter of 2019. The goals were intended to encourage realistic performance in light of relevant economic conditions.

The Company set 2019 target cash bonus levels at the same amount as 2018 target cash bonus levels. For 2019, target bonus awards and actual awards were as follows:

	Target Bonus	Actual Bonus	Actual Bonus as Percentage of Target
Mr. Waddell	$2,263,599	$2,180,379
Mr. Messmer	$3,121,607	$3,006,843
Mr. Gentzkow	$2,037,239	$1,962,341	96%
Mr. Glass	$641,351	$617,772
Mr. Buckley	$935,000	$900,625

2019 Performance Shares

All equity awards granted to executive officers during 2019 were 100% in the form of performance shares. The 2019 performance share grants are subject to three-year cliff service vesting and two performance conditions: (i) our three-year cumulative ROIC ranking relative to the three-year cumulative ROIC of an industry peer group and (ii) reduction or increase based on our TSR for the three-year period of January 1, 2019 to December 31, 2021 relative to the TSR of an industry peer group.

When making its determination with respect to the number of shares subject to each executive’s 2019 performance share grant, the Compensation Committee considered such items as the value of the previous year’s grant, the number of shares granted the previous year, the price of the Company’s stock at the date of grant, the performance of the Company and its stock price in the prior year, the performance metrics and target relative ROIC and relative TSR goal levels set with respect to the grant, the levels of other compensation granted to the executive, the total compensation package for the executive, and the individual performance of each executive. The Compensation Committee does not assign specific weights to individual items. Rather the Compensation Committee exercises its business judgment based, in large part, on the Compensation Committee’s long-term experience in compensating the management team in a manner that incentivizes the team to produce consistently favorable results for stockholders.

The Compensation Committee determined the target value of each executive’s 2019 performance share grant by first determining his target total direct compensation for 2019. The Compensation Committee determined, as described in the paragraph below, that each executive’s target total direct compensation for 2018 was at an appropriate level and should therefore remain unchanged for 2019. To determine the number of performance shares to be issued, the Compensation Committee used the closing price on the date of grant.

The Compensation Committee and Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee’s independent compensation consultant, believe that the 2019 awards under the Stock Incentive Plan and the Annual Performance Bonus Plan, considered in the context of each individual’s total compensation opportunity and the conditions applicable to such awards, are at competitive levels necessary for retention of the current executive officers and for incentivizing them to continue to provide superior results to stockholders. The Compensation Committee also believes that the relationship of total compensation among the NEOs is appropriate for purposes of internal equity in light of their roles and responsibilities.

2019 Performance Design

The 2019 performance share grants are subject to:

(1) Reduction or increase in the number of shares based on the Company’s average ROIC for the three-year period (the “Measurement Period”) from January 1, 2019, through December 31, 2021, (the “ROIC goal”) relative to the 65th percentile ROIC of the Industry Peer Group (defined below) as measured during the Measurement Period;

(2) After the application of the relative ROIC goal, a reduction or increase in the number of shares based on the Company’s relative TSR performance during the Measurement Period relative to the 50th percentile TSR of the Industry Peer Group as measured during the Measurement Period.

(3) Continued employment through the third anniversary of the grant date (which was April 15, 2019).

ROIC Performance Goal

For the 2019 performance share grant the ROIC goal is determined based on performance against the 65th percentile ROIC of an industry peer group consisting of companies (other than the Company) in the four-digit GICS code 2020 Commercial & Professional Services sub-industry (market capitalization exceeding $100 million) (the “Industry Peer Group”) as measured during the Measurement Period. The ROIC modifier can increase the number of shares subject to an award by up to 50% or decrease an award to zero as follows:

•

If the Company’s ROIC ranking for the Measurement Period is below the 65th percentile of the Industry Peer Group, the number of shares subject to each award will be decreased by a percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking by 50/25 (with a proportionate reduction for fractions of a percentage point), up to a maximum decrease of 50% if the Company’s ROIC ranking is at the 40th percentile.

•	If the Company’s ROIC is below the 40th percentile the award will be forfeited, and no shares will be earned thereunder.

•

If the Company’s ROIC ranking is above the 65th percentile of the Industry Peer Group, the number of shares subject to each award will be increased by a percentage determined by multiplying the percentage point difference between the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking by 50/25 (with a proportionate increase for fractions of a percentage point), up to a maximum increase of 50% if the Company’s ROIC ranking is at or above the 90th percentile.

•	However, if the Company’s ROIC ranking is at the 65th percentile of the Industry Peer Group, no adjustment will be made to an award.

For example, if the Company’s relative ROIC is at the 59th percentile of the Industry Peer Group, then 12% of the total shares eligible for adjustment based on ROIC performance (the percentage determined by multiplying the percentage point difference between the ROIC at the 65th percentile of the Industry Peer Group and the Company’s ROIC ranking at the 59th percentile (i.e. 6%) by 50/25) will be forfeited.

In establishing the ROIC formula, the Compensation Committee provided that to the extent changes in GAAP and changes in tax law reduce or increase the Company’s ROIC by 10% or more, such changes will be excluded in calculating the Company’s ROIC and the ROIC of each of the members of the Industry Peer Group.

TSR Modifier Metric

TSR performance against the 50th percentile TSR of the Industry Peer Group over the three-year period Measurement Period can modify an award up or down by up to 25% as follows:

•	If the Company’s TSR for the Measurement Period is at the 50th percentile of the TSR of the Industry Peer Group, no adjustment to the award will be made.

•

If the Company’s TSR is below the 50th percentile TSR of the Industry Peer Group, the award will be decreased by the percentage point difference between the median TSR and the Company’s TSR (with a proportionate reduction for fractions of a percentage point), up to a maximum decrease of 25 percentage points.

•

If the Company’s TSR is above the 50th percentile TSR of the Industry Peer Group, each RSG shall be increased by the percentage point difference between the Company’s TSR and the median TSR (with a proportionate increase for fractions of a percentage point), up to a maximum increase of 25 percentage points.

•

The TSR modifier will be applied after the ROIC performance formula, meaning that it will only apply to the number of performance shares that remain subject to the award following application of the ROIC performance formula.

Time-Vesting Requirement

Each 2019 performance share grant will vest in full on the third anniversary of the grant date on a cliff basis, subject to the executive’s service through the vesting date. Notwithstanding the foregoing, the time vesting requirement (but not the ROIC requirement or the TSR requirement) is waived upon the recipient’s death or termination of employment due to total and permanent disability. As noted on page 40, each executive has a post- employment part-time agreement that provides for part-time service for four years after retirement; vesting of outstanding performance shares at the date of retirement will continue during any such part-time employment period.

No portion of the 2019 performance share grant may be released to the recipient until such portion is no longer subject to any of the three requirements (relative ROIC, TSR and time-based service vesting).

Performance share grants do not receive dividends until all requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid until vesting. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Realized 2017 Performance Shares

As described in the proxy statement for our 2018 annual meeting of stockholders, the performance share awards granted to executive officers during 2017 were subject to an EPS performance condition and a relative ROIC modifier. The EPS condition provided that if actual EPS for 2017 was less than the target EPS, then the award would be reduced by a percentage equal to the percentage by which actual EPS for 2017 fell short of the target. The actual EPS for 2017 was 97% of the target and the Company outperformed the peer group 65th percentile 2017-2019 cumulative ROIC by 34%. Taken together, performance shares were earned at 121% of target.

The 2017 performance grant ROIC modifier provided for an increase or decrease of the number of shares subject to each executive’s award (after taking into account the impact of the EPS condition) by as much as 25%

based on how the Company’s ROIC percentile ranking for the period from January 1, 2017, through December 31, 2019, compared to an industry GICS index peer group for the same period. Following the completion of the three-year ROIC performance cycle, the Company outperformed the peer group 65th percentile ROIC target by 34%. After also considering EPS condition performance, on a net basis, the 2017 performance share awards were earned at 121% of target shares.

The earned 2017 performance awards vested on March 30, 2020, three years from the date of grant, subject to the executive providing service through such time.

	Target 2017 Performance Shares	Forfeited Shares 2017 EPS Condition	Additional Shares 3-year ROIC Condition	Total 2017 Performance Shares
Mr. Waddell	88,158	(2,645)	21,378	106,891
Mr. Messmer	110,836	(3,326)	26,877	134,387
Mr. Gentzkow	74,641	(2,240)	18,100	90,501
Mr. Glass	19,518	(586)	4,733	23,665
Mr. Buckley	24,014	(721)	5,823	29,116

Compensation Philosophy—Pay for Performance

The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Compensation Committee is also mindful of the fact that the Company’s industry is fractured with a myriad of private firms owned by entrepreneurial individuals or financed by private equity firms representing the Company’s most effective competition in many markets. Successful competitors generate large financial rewards for the owners, as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company’s compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent, and the Compensation Committee believes the Company’s compensation program achieves this result.

The Compensation Committee further believes that the Company has an outstanding management team that has produced excellent returns since the inception of the Company’s current business in 1986. The Company’s management has been stable for three decades: four of the executive officers (Messrs. Messmer, Waddell, Gentzkow and Glass) have been with the Company since the 1980s.

Our successful leadership transition, announced in November 2019, places the Company under the leadership of Mr. Waddell and follows the longstanding succession plan of the Company that identified him as the best candidate to direct continued growth of the Company. Mr. Waddell joined as the third official employee of the Company in 1986 and was a key leader alongside Mr. Messmer during the Company’s substantial growth. In 1986, the annual revenues of Robert Half were approximately $7 million. In fiscal 2019, the Company’s revenues were at an all-time high of $6.07 billion. Mr. Waddell was also a key participant in the formation of Protiviti which, since its formation in 2002, has grown from revenues of $18 million in its first full quarter of operation to approximately $1.1 billion of annual revenues in 2019.

In the opinion of the Compensation Committee, the Company is fortunate to have a group of outstanding leaders who possess not only considerable management talent but also great entrepreneurial vision, as demonstrated by a series of highly successful new divisions added to the Company’s business since 1991, including the aforementioned Protiviti subsidiary. The Compensation Committee’s view is that, as a personal services business, it is in the Company’s long-term best interest to be known as an organization offering the opportunity to achieve superior remuneration in the industry. The Company believes the vast majority of such remuneration should be contingent on achieving superior performance and, indeed, makes bonuses subject to achievement of predetermined performance goals, and further, makes annual grants of equity incentives subject to partial or total forfeiture depending on the achievement of predetermined goals. The Compensation Committee’s policy to provide the opportunity for top-level compensation and incentives for extraordinary results has been essentially unchanged for many years, and it is believed that the success of this policy is reflected in the superior results that management has achieved for the Company.

As part of its effort to emphasize performance-based compensation, the Compensation Committee has set base salaries at levels it considers modest. The Compensation Committee instead heavily weights remuneration toward performance-based compensation. An examination of the Summary Compensation Table will show that the vast majority of each executive’s total direct compensation (base salary, bonus and performance shares) consists of performance share awards under the stockholder-approved Stock Incentive Plan and performance-based cash payments earned under the stockholder-approved Annual Performance Bonus Plan. In 2019, over 96% of total target CEO compensation was based on Company performance.

While the Compensation Committee is responsible for executive compensation, the philosophy of providing the opportunity for superior remuneration for superior long-term performance is applied to all of the Company’s professionals. The Company believes its long-term success is due to its ability to attract and retain top talent capable of superior performance and that the Company’s compensation practices are an important element in the Company’s continuing ability to attract and retain top talent.

Compensation Process

Each component of compensation for our executives is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that are expected to confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention, and (e) such other information it deems appropriate. The Compensation Committee does not assign specific weights to these factors. However, the most important of these factors is the Company’s performance and, as described in this CD&A, the vast majority of executive compensation is highly contingent upon the Company’s results.

In addition, the Compensation Committee from time to time considers executive compensation at competitors and other companies (including the aforementioned staffing industry study) as well as such factors as compensation as a percentage of total market value. While this review and the items in the foregoing paragraph inform the decisions of the Compensation Committee on the range of compensation opportunities, the Compensation Committee does not tie executive officer compensation to specific market percentiles. After such review, it makes its ultimate determinations using its business judgment based upon its evaluation of such information and its long-term experience with the Company.

Independent Compensation Consultant

The Compensation Committee has retained FW Cook as its independent compensation consultant. FW Cook is retained directly by the Compensation Committee (and not on behalf of management) and performs no other consulting or other services for the Company. In compliance with SEC and New York Stock Exchange rules, the Committee annually reviews information related to FW Cook’s relationship with the Company, the members of the Compensation Committee and the Company’s executive officers. The Committee confirmed that FW Cook does not provide any other services to the Company or its management except with respect to the services provided on behalf of the Committee, and that FW Cook had no business or personal relationship with any member of the Committee or executive officer. The Committee also reviewed information on the fees paid to FW Cook (which represented less than 0.1% of FW Cook’s total consulting income during calendar 2019) and FW Cook’s ownership of any Company securities. Considering this information, the Committee has determined that FW Cook is independent and that its work for the Committee during 2019 has not raised a conflict of interest. While the Compensation Committee receives input from the CEO and CFO and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Compensation Committee.

2019 Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to certain executive officers. The Tax Cuts and Jobs Act repealed the performance-based exception to the deduction limit for compensation that is deductible in tax years commencing after December 31, 2017. However, certain compensation is specifically exempt from the deduction limit under a transition rule to the extent that it is “performance-based” as defined in Section 162(m) and subject to a “written binding contract” in effect as of November 2, 2017, that is not later modified in any material respect. Even though performance awards granted to executives in 2019 are not eligible for the former exception from the deduction limitations of Section 162(m), the Company remains committed to tying the compensation of its executives to the performance of the Company. The 2017 amendments to Section 162(m) did not have any meaningful impact on the design of the Company’s executive compensation programs, and they are not expected to have any meaningful impact in future years either.

Other Benefits

As indicated by the tables appearing below, in addition to the foregoing compensation, each executive also participates in non-tax-qualified deferred compensation arrangements. The Compensation Committee considers deferred compensation arrangements to be appropriate for a corporation of the Company’s size, and, in light of the moderate salaries and long service and historical results of management, believes that the amounts have been set at reasonable levels, particularly in light of the fact that the Company does not make any company contribution under any tax-qualified retirement arrangements for these executives. A detailed description of how the deferred compensation arrangements operate is set forth below in the two paragraphs under the “Nonqualified Deferred Compensation” table.

Various agreements, as described elsewhere in this proxy statement, provide for severance benefits in the event of a termination of employment before or after a change in control. (See the discussion below in connection with the “Nonqualified Deferred Compensation” table and the discussion below under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”) As indicated by such text, the triggering events and benefits vary among each such arrangement, plan or agreement, and no executive officer is entitled to an excise tax gross-up payment. Such triggering events and benefits were selected by the Compensation Committee in light of competitive conditions and customary practices at the time of their implementation, and the Compensation Committee believes that they continue to be reasonable.

2019 Form of Summary Compensation Table Reflecting Performance Share Awards Valued at Closing Price on Date of Grant

The following table summarizes compensation for the NEOs with performance share awards valued at the closing price on the date of grant. The rules and regulations of the Securities and Exchange Commission relating to the Summary Compensation Table, which appears as the first item in the “Compensation Tables” section, specify that performance share awards should be valued in accordance with formulas specified in Financial Accounting Standards Board Accounting Standards Codification Topic 718, which used the Monte Carlo Simulated Method for 2019. The Compensation Committee believes the valuation of performance share awards using the closing price on the date of grant is important information in assessing equity award values. No other variations exist between the following table and the Summary Compensation Table.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation(b)	All Other Compensation(c)	Total
M. Keith Waddell President and Chief Executive Officer	2019	$265,000	$0	$4,183,057	$0	$2,180,379	$366,807	$6,995,243
	2018	$265,000	$0	$4,183,086	$0	$2,427,975	$403,946	$7,280,007
	2017	$265,000	$0	$4,183,097	$0	$2,186,279	$367,692	$7,002,068

Harold M. Messmer, Jr. Executive Chairman	2019	$525,000	$0	$5,259,117	$0	$3,006,843	$0	$8,790,960
	2018	$525,000	$0	$5,259,162	$0	$3,348,289	$0	$9,132,451
	2017	$525,000	$0	$5,259,168	$0	$3,014,979	$0	$8,799,147

Paul F. Gentzkow President and Chief Executive Officer- Staffing Services	2019	$265,000	$0	$3,541,694	$0	$1,962,341	$334,101	$6,103,136
	2018	$265,000	$0	$3,541,702	$0	$2,185,178	$367,527	$6,359,407
	2017	$265,000	$0	$3,541,715	$0	$1,967,651	$334,898	$6,109,264

Robert W. Glass Executive Vice President, Corporate Development	2019	$245,000	$0	$926,070	$0	$617,772	$129,416	$1,918,258
	2018	$245,000	$0	$926,102	$0	$687,924	$139,939	$1,998,965
	2017	$245,000	$0	$926,129	$0	$619,444	$129,666	$1,920,239

Michael C. Buckley Executive Vice President, Chief Financial Officer	2019	$265,000	$0	$1,139,433	$0	$900,625	$174,844	$2,479,902
	2018	$265,000	$0	$1,139,442	$0	$1,002,897	$190,185	$2,597,524
	2017	$265,000	$0	$1,139,464	$0	$709,894	$146,234	$2,260,592

(a)

The amounts in this column represent grant date fair value of performance share grants computed by multiplying the number of shares granted by the closing price per share of the Company’s stock on the date of grant.

(b)

Consists of cash payments made under the Annual Performance Bonus Plan for performance in the year shown, as described below in the “Grants of Plan-Based Awards” table. For a description of the Annual Performance Bonus Plan, see “The 2019 Annual Performance Bonus Plan” in the CD&A on page 29.

(c)	The amounts in this column consist entirely of allocations pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table.

COMPENSATION TABLES

2019 Summary Compensation Table

The following table summarizes compensation for the NEOs in accordance with SEC rules.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation(b)	All Other Compensation(c)	Total
M. Keith Waddell President and Chief Executive Officer (Prior Chief Financial Officer)	2019	$265,000	$0	$4,621,406	$0	$2,180,379	$366,807	$7,433,592
	2018	$265,000	$0	$4,183,086	$0	$2,427,975	$403,946	$7,280,007
	2017	$265,000	$0	$4,183,097	$0	$2,186,279	$367,692	$7,002,068

Harold M. Messmer, Jr. Executive Chairman (Prior Chief Executive Officer)	2019	$525,000	$0	$5,810,229	$0	$3,006,843	$0	$9,342,072
	2018	$525,000	$0	$5,259,162	$0	$3,348,289	$0	$9,132,451
	2017	$525,000	$0	$5,259,168	$0	$3,014,979	$0	$8,799,147

Paul F. Gentzkow President and Chief Executive Officer- Staffing Services	2019	$265,000	$0	$3,912,835	$0	$1,962,341	$334,101	$6,474,277
	2018	$265,000	$0	$3,541,702	$0	$2,185,178	$367,527	$6,359,407
	2017	$265,000	$0	$3,541,715	$0	$1,967,651	$334,898	$6,109,264

Robert W. Glass Executive Vice President, Corporate Development	2019	$245,000	$0	$1,023,114	$0	$617,772	$129,416	$2,015,302
	2018	$245,000	$0	$926,102	$0	$687,924	$139,939	$1,998,965
	2017	$245,000	$0	$926,129	$0	$619,444	$129,666	$1,920,239

Michael C. Buckley Executive Vice President, Chief Financial Officer	2019	$265,000	$0	$1,258,836	$0	$900,625	$174,844	$2,599,305
	2018	$265,000	$0	$1,139,442	$0	$1,002,897	$190,185	$2,597,524
	2017	$265,000	$0	$1,139,464	$0	$709,894	$146,234	$2,260,592

(a)

The amounts in this column represent grant date fair value of performance share grants computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the 2017 and 2018 grants, the grant date fair value was determined using the closing price of the Company’s common stock on grant date multiplied by the number of shares subject to the award. For the 2019 grant, the value was determined by an independent valuation firm using the Monte-Carlo Simulation Method. Pursuant to the SEC rules, the amounts shown are based on the most probable outcome of the performance conditions as of the date of grant and exclude the impact of estimated forfeitures related to service-based vesting and potential forfeitures pursuant to the TSR or ROIC modifier performance conditions described in the CD&A for fiscal 2019, fiscal 2018, and fiscal 2017. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the awards granted to Mr. Waddell, Mr. Messmer, Mr. Gentzkow, Mr. Glass and Mr. Buckley in fiscal 2019 on the grant date is $7,843,232, $9,860,844, $6,640,676, $1,736,381 and $2,136,437 respectively. (For further information on the maximum number of shares that can be earned for the 2019 grant see note (b) to 2019 Grants of Plan-Based Awards table).

(b)

Consists of cash payments made under the Annual Performance Bonus Plan for performance in the year shown, as described below in the “Grants of Plan-Based Awards” table. For a description of the Annual Performance Bonus Plan, see “The 2019 Annual Performance Bonus Plan” in the CD&A on page 29.

(c)	The amounts in this column consist entirely of allocations pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table.

2019 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock and Option Awards(c)
		Threshold	Target	Maximum	Threshold	Target	Maximum
M. Keith Waddell	4/15/19	$0	$2,263,599	$7,843,232	0	62,443	117,392	$4,621,406
Harold M. Messmer, Jr.	4/15/19	$0	$3,121,607	$9,860,844	0	78,506	147,198	$5,810,229
Paul F. Gentzkow	4/15/19	$0	$2,037,239	$6,640,676	0	52,869	99,129	$3,912,835
Robert W. Glass	4/15/19	$0	$641,351	$1,736,381	0	13,824	25,920	$1,023,114
Michael C. Buckley	4/15/19	$0	$935,000	$2,136,437	0	17,009	31,891	$1,258,836

(a)

These columns represent the potential awards under the Annual Performance Bonus Plan. Maximum payouts would result in the event of actual revenue of $12.36 billion and actual net income of $948.4 million, and no payouts would result in the event of actual net income of less than zero. The measurement period for the grants appearing in the table was the 2019 calendar year (which is also the Company’s fiscal year), so the actual final bonuses pursuant to this plan have been determined and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See page 29 for a description of the Annual Performance Bonus Plan.

(b)

These columns represent the performance share grants made in fiscal 2019. The maximum number of shares that can be earned is 188% of the target number of shares based on maximum performance of the Company’s ROIC ranking relative to an industry peer group and maximum performance of the Company’s TSR ranking of the same industry peer group for the 3-year measurement period. See page 30 for a description of the grants. No payout would result if ROIC ranking was below the 40th percentile of the applicable industry peer group.

(c)	For 2019 grants, the grant date fair value was determined by an independent valuation firm using the Monte-Carlo Simulation method.

Outstanding Equity Awards at Fiscal Year-End 2019

Name	Number of Shares or Units of Stock That Have Not Vested(a)	Market Value of Shares or Units of Stock That Have Not Vested(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(c)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(b)
M. Keith Waddell	106,891	$6,750,167	136,050	(d)	$8,591,558
Harold M. Messmer, Jr.	134,387	$8,486,539	171,048	(e)	$10,801,681
Paul F. Gentzkow	90,501	$5,715,138	115,190	(f)	$7,274,249
Robert W. Glass	23,665	$1,494,445	30,120	(g)	$1,902,078
Michael C. Buckley	29,116	$1,838,675	37,059	(h)	$2,340,276

(a)

Unvested performance share awards that were granted on March 28, 2017, with respect to which, as of December 31, 2019, all performance periods have been completed, the determination of the final award has been certified by the Compensation Committee, and any applicable adjustments have been made. These earned but unvested shares vested on March 30, 2020.

(b)

The market value of unvested stock awards was calculated by valuing each share at $63.15, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the last trading day of 2019.

(c)

Unvested performance share awards with respect to which all performance periods have not been completed on December 31, 2019 which were granted on March 28, 2018 and April 15, 2019 respectively. Each of the awards is 100% performance based, subject to: (1) reduction based on EPS for 2018 in the case of the 2018 grant, (2) reduction or increase based upon our three-year cumulative percentage of ROIC ranking relative to the three-year cumulative ROIC results of an industry peer group in the case of the 2018 and the 2019 grants, and in the case of the 2019 grant, reduction or increase based on our three-year cumulative TSR ranking and (3) for both 2018 and 2019 time vesting on a three-year cliff basis from the date of grant subject to the applicable named executive officer being employed through such date. The amounts listed below in footnotes (d)—(h) are equal to the target amount and assumes employment through the applicable vesting date.

(d)	Of such shares, 73,607 vest on March 28, 2021, and 62,443 vest on April 15, 2022.

(e)	Of such shares, 92,542 vest on March 28, 2021, and 78,506 vest on April 15, 2022.

(f)	Of such shares, 62,321 vest on March 28, 2021, and 52,869 vest on April 15, 2022.

(g)	Of such shares, 16,296 vest on March 28, 2021, and 13,824 vest on April 15, 2022.

(h)	Of such shares 20,050 vest on March 28, 2021, and 17,009 vest on April 15, 2022.

Option Exercises and Stock Vested in 2019

Name	Number of Shares Acquired on Exercise(a)	Value Realized on Exercise	Number of Shares Acquired on Vesting(b)	Value Realized on Vesting(c)
M. Keith Waddell	—	—	90,449	$5,764,315
Harold M. Messmer, Jr.	—	—	113,717	$7,247,184
Paul F. Gentzkow	—	—	76,581	$4,880,507
Robert W. Glass	—	—	20,025	$1,276,193
Michael C. Buckley	—	—	24,638	$1,570,180

(a)	There are no outstanding options.

(b)	This column represents performance share awards granted in 2016 that vested on March 23, 2019.

(c)

The value realized on vesting was determined by multiplying the number of performance shares that vested by the closing price of the Company’s Common Stock on the New York Stock Exchange on March 22, 2019 ($63.73).

2019 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year(b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(c)
M. Keith Waddell	$0	$366,807	$289,094	$0	$12,127,865
Harold M. Messmer, Jr.	$0	$0	$2,656,113	$0	$91,254,810
Paul F. Gentzkow	$0	$334,101	$247,234	$0	$10,392,189
Robert W. Glass	$0	$129,416	$110,169	$0	$4,611,406
Michael C. Buckley	$0	$174,844	$63,151	$0	$2,743,967

(a)	These amounts appear in the “All Other Compensation” column of the Summary Compensation Table.

(b)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

(c)	A portion of these amounts was previously reported as deferred compensation in the Summary Compensation Tables in the proxy statements for prior annual meetings.

Registrant Contributions for Messrs. Waddell, Gentzkow, Glass and Buckley are allocated pursuant to the Senior Executive Retirement Plan, which was established effective December 31, 1995. Under the Senior Executive Retirement Plan, the amount allocated each year for an executive is 15% of the sum of such executive’s base salary and actual final earned cash bonus (pursuant to the Annual Performance Bonus Plan). Accrued amounts earn interest at a rate equal to Moody’s Corporate Bond Yield Average. For 2019, this interest rate was 3.43% and the corresponding 120% long-term annual applicable federal rate was 2.52%. For 2019, these executive officers requested, and the Compensation Committee agreed, that the interest amounts credited not exceed the applicable federal rate amounts set forth in the preceding sentence. All allocations are subject to a vesting schedule, which provides that no amount is vested until ten years of service. After ten years of service, the amount vested is 50% plus 4 1/6% for each year over age 50, with 100% vesting thus occurring at age 62, so long as ten years of service have been completed by that time. All amounts are thus vested for Mr. Waddell and Mr. Gentzkow. In the event of a Change in Control (see Appendix B for a definition of this term), all amounts credited under the Senior Executive Retirement Plan shall become fully vested and nonforfeitable. Vested accrued amounts are paid following termination of employment. Prior to January 1, 1996, Messrs. Waddell, Gentzkow and Glass participated in the Senior Executive Retirement Plan. Contributions made prior to such date continue to earn interest as provided by the Senior Executive Retirement Plan. Of the aggregate balances shown in the table, $177,087 and $1,028,988 were unvested as of December 31, 2019, for Messrs. Glass and Buckley, respectively. All vested amounts are paid following disability or termination of employment for any reason.

Registrant Contributions for Mr. Messmer are allocated pursuant to the Deferred Compensation Plan. Under the Deferred Compensation Plan, the amount allocated each year to Mr. Messmer is between 3% and 10% of the sum of Mr. Messmer’s base salary and cash bonus (pursuant to the Annual Performance Bonus Plan), depending upon how actual EPS for the year compares to the target set by the Board. Accrued amounts earn interest quarterly at a rate equal to the 10+ Year High Quality Yield in the Merrill Lynch Bond Index. For 2019, the quarterly interest rates were 3.77%, 3.4%, 3.05% and 3.14%, respectively. The corresponding 120% long-term quarterly applicable federal rates were 3.46%, 3.28%, 2.63% and 2.49%, respectively. For 2019 (and for the previous nine years), Mr. Messmer requested, and the Compensation Committee agreed, that no amount be allocated to him under the plan for the year and that the interest amounts credited not exceed the amounts set forth in the preceding sentence. The Deferred Compensation Plan provides that all amounts become fully vested after seven years of service, so all amounts in the table for Mr. Messmer are fully vested. All vested amounts are paid following disability or termination of employment for any reason. The amounts in the Deferred Compensation Plan allocated to Mr. Messmer, which include amounts transferred in respect of another plan that was terminated several years ago, reflect benefits earned by Mr. Messmer during more than 33 years of service.

Employment Agreement and Potential Payments upon Termination or Change in Control

Severance Agreements have been entered into with Messrs. Messmer, Waddell, Gentzkow and Glass. Each Severance Agreement provides that the employee will be paid a lump sum equal to two years’ base salary (2.99 years if the employee has served as a director) if his employment is terminated (a) without Cause (see Appendix B for a definition of this term), (b) voluntarily by the employee following a reduction by more than 5% of the employee’s base salary per month or (c) voluntarily by the employee following a request by the Company that the employee relocate more than 50 miles away from the current location of the principal executive offices of the Company. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated. However, if the termination occurs within one year following a Change in Control of the Company (see Appendix B for a definition of this term), then in lieu of the foregoing bonus payment, the employee will receive a lump sum equal to twice the prior year’s bonus (2.99 times the prior year’s bonus if the employee has served as a director). Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both his Severance Agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid. In the event of such a termination, (1) outstanding restricted shares would remain outstanding subject to any pending performance conditions, but any time-based vesting requirements would cease to apply, and (2) outstanding options would remain outstanding until their normal expiration date. Any amounts accrued for the employee’s benefit under the Senior Executive Retirement Plan would also become fully vested. The individual will continue to receive all employee benefits in effect on the termination date, including, but not limited to, medical and life insurance payments, for two years following termination (2.99 years if the employee has served as a director). In addition, if the employee has served as a director, the foregoing benefits will be provided in the event of any voluntary termination within one year following a Change in Control. The Severance Agreements also provide that any termination of the individual’s employment (other than a termination by the Company for Cause) after age 60 (age 53 if the employee has served as a director) will entitle the individual and his spouse, at the Company’s expense, to each continue to participate in the Company’s healthcare plan for its employees or receive equivalent coverage, until his or her death, at the greatest level provided at any time since April 2009.

The Company has entered into Part-Time Employment Agreements with each of Messrs. Messmer, Waddell, Gentzkow, Glass and Buckley. Each agreement provides that the employee will be retained as a part-time employee for a four-year period following retirement. The individual will provide advice and counsel as requested during the part-time employment period and will be prohibited from competing with the Company’s staffing services business or soliciting any employee to leave the Company during that period. In return, the individual will receive annual compensation during the part-time employment equal to 8% of the average annual cash base salary and bonus (including any bonus pursuant to the Annual Performance Bonus Plan) paid for the five full calendar years during the ten full calendar years preceding commencement of part-time employment that had the highest yearly cash compensation, and stock option and restricted share awards made prior to retirement will remain outstanding and continue to vest in accordance with their original vesting schedules. For purposes of the Agreements, retirement is defined to be any termination by the employee of his employment subsequent to the later of age 55 or 20 years of service. Messrs. Messmer, Waddell, Gentzkow and Glass are currently eligible for retirement under this provision.

The Stock Incentive Plan, pursuant to which all equity grants to executive officers subsequent to October 2004 have been made, provides that any award held by an executive officer will vest upon such individual’s death or disability. The only grants that have been made under this plan to executive officers are performance share grants. For more details regarding grants made pursuant to the Stock Incentive Plan, see “2019 Performance Shares” in the CD&A above.

The Annual Performance Bonus Plan, pursuant to which performance-based cash bonuses are paid to executive officers, provides for a pro-rated bonus to be paid to the estate of any executive officer in the event of such officer’s death during the year. For more details regarding the Annual Performance Bonus Plan, see “2019 Annual Performance Bonus Plan” in the CD&A.

The Deferred Compensation Plan and the Senior Executive Retirement Plan each provide that all vested amounts will be paid following disability or termination of employment for any reason. For more details regarding these two plans, see the discussion that follows the “Nonqualified Deferred Compensation” table above.

Harold M. Messmer, Jr., Executive Chairman of the Board, has an employment agreement with the Company terminating December 31, 2023. Under the current terms of the employment agreement as amended on November 6, 2019, Mr. Messmer will receive a base annual salary of not less than $262,500 and is entitled to receive certain benefits, including life insurance and tax planning. (Mr. Messmer has waived these benefits for 2019 and every year since 2007.) In the event the employment of Mr. Messmer is terminated (a) involuntarily other than for Cause (see Appendix B for a definition of this term), (b) by reason of a constructive termination of Mr. Messmer’s employment resulting from a material breach of the employment agreement by the Company, or (c) voluntarily within one year following a Change in Control of the Company (see Appendix B for a definition of this term), he is entitled to receive severance compensation. The amount of such severance compensation shall be (i) the then-lump sum present value of the amount he would have received if his base salary (at the rate payable at the time of such termination) had been paid through the then-effective term of the agreement and (ii) the then-lump sum present value of the amount he would have received if a yearly bonus in an amount equal to the annual cash bonus for the last full calendar year completed prior to the termination (including any bonus pursuant to the Annual Performance Bonus Plan) had been paid yearly through the then-effective term of the agreement. If Mr. Messmer’s employment is terminated by reason of death or disability, he or his estate will receive only 75% of the base salary he would have received through the then-effective term of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer’s employment terminates other than for Cause, he and his wife will each continue thereafter to participate in the Company’s healthcare plan for its employees, at the Company’s expense, until his or her death. For one year following termination, Mr. Messmer is prohibited from competing with the Company’s personnel services business, employing any officer of the Company or soliciting any officer of the Company to leave the Company. Since 1990, the terms of the employment agreement have provided that it automatically renews on each December 31 for an additional year without further action by the Company or Mr. Messmer and without formal amendment.

Payments in the Event of Various Circumstances

Set forth below is information regarding amounts that would have been payable to each of the executive officers pursuant to the arrangements described herein under the assumption that various circumstances had occurred on December 31, 2019.

Depending upon the circumstances surrounding separation, the individual may be entitled to receive one or more of the following benefits: (a) immediate vesting of then-unvested performance share awards, (b) then-unvested performance share awards would remain outstanding, subject to their existing vesting schedule, (c) immediate vesting of then-unvested amounts under the Senior Executive Retirement Plan, (d) payout of amounts allocated under the Senior Executive Retirement Plan, (e) a lump sum payment whose calculation is based on salary, (f) a lump sum payment whose calculation is based on bonus, (g) retention as a part-time employee (with payment of compensation) for a specified period, (h) continued participation in Company medical plans and payment of other medical expenses until death, or (i) continued payment of life insurance and other miscellaneous benefits for a specified period. Such benefits would be provided pursuant to the Senior Executive Retirement Plan or one or more of the plans or agreements described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below (which, as stated above, are calculated under the assumption that the event occurred on December 31, 2019) because such payments are contingent upon various factors at the time of the occurrence of the assumed event, including, but not limited to, one or more of the following: (1) each individual’s then-current salary and non-equity award potential, (2) each individual’s salary and non-equity award for preceding fiscal years, (3) the amount and nature of unvested equity awards held by the individual, (4) the trading price of the Company’s stock, (5) the then-current level of benefits and other items, (6) the individual’s age or years of service with the Company, and (7) the date of termination, including, but not limited to, where the date of termination falls within the fiscal year or the measurement period for a specific grant. For further information regarding the impact of these factors, see the discussion above regarding the Senior Executive Retirement Plan and the discussion under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The following table sets forth, for each individual and each possible benefit, (a) the value of each such benefit computed on the assumption a triggering event occurred on December 31, 2019, and (b) the circumstances for that individual under which payment of that benefit would be triggered. Note that the circumstances that trigger a specific benefit may be different for different individuals. As can be seen from the table, not all benefits are paid to an individual under all circumstances. Therefore, no useful information would be obtained by summing the items in any column. For information regarding the total amount payable to any individual upon the occurrence of a specific event, see the table appearing in the next subsection.

Value of Specified Severance or Change in Control Benefits

	Harold M. Messmer, Jr.	Triggering Events (see footnotes for explanation)	M. Keith Waddell	Triggering Events (see footnotes for explanation)	Paul F. Gentzkow	Triggering Events (see footnotes for explanation)	Robert W. Glass	Triggering Events (see footnotes for explanation)	Michael C. Buckley	Triggering Events (see footnotes for explanation)
Performance Shares Vesting or Remaining Outstanding	$17,800,975	a,b,c,e,f	$14,158,735	a,b,c,e,f	$11,987,828	a,b,c,e,f	$3,134,640	a,b,c,e,f	$3,856,760	b,e,f
Senior Executive Retirement Plan Vesting	n/a		n/a		n/a		$177,087	c,d,e,f	$1,028,988	d,e,f
Lump Sum Payment Based on Salary	$2,031,711	c,e,f	$792,350	c,e,f	$530,000	c,e	$490,000	c,e	n/a
Lump Sum Payment Based on Bonus*	$11,759,940	c,e,f	$6,519,333	e,f	$3,924,682	e	$1,235,544	e	n/a
Lump Sum or Continuing Payment Based on Partial Salary	$1,575,000	b	n/a		n/a		n/a		n/a
Consulting Fees	$1,219,171	a,f	$826,817	a,f	$752,615	a,f	$288,638	a,f	n/a
Life Insurance and Miscellaneous Benefits	$34,104	c,e,f	$24,183	c,e,f	$30,084	c,e	$16,176	c,e	n/a
Post Termination Health Care Benefits	$316,231	a,b,c,e,f	$557,894	a,b,c,e,f	$519,708	a,b,c,e,f	$604,667	a,b,c,e,f	n/a

*	Does not include the 2018 annual bonus award, which would have been earned in full as of December 31, 2018

a	— Retirement in the Absence of a Prior Change in Control

b	— Termination by Reason of Death or Disability

c	— Termination without Cause in the Absence of a Prior Change in Control

d	— Change in Control with No Subsequent Termination

e	— Change in Control Followed by an Involuntary Termination without Cause

f	— Change in Control Followed by a Resignation or Retirement within One Year Thereafter

Total Amounts under Specified Circumstances

The table below sets forth the total amounts of the benefits that would be provided to each individual in the event of the various circumstances described in the table. Each of the situations described in the table is a separate and complete alternative situation, and each line item sets forth the total amount payable in that alternative. The different line items are not cumulative and should not be added. They are mutually exclusive alternative scenarios. In all circumstances, each individual would also be entitled, in addition to the amounts set forth below, to receive his then-vested account under the Deferred Compensation Plan or the Senior Executive Retirement Plan. These vested amounts are set forth above in the “Nonqualified Deferred Compensation” table. All amounts are calculated on the assumption that the event occurred on December 31, 2019.

Total Benefits Payable Under Various Circumstances

	Harold M. Messmer, Jr.	M. Keith Waddell	Paul F. Gentzkow	Robert W. Glass	Michael C. Buckley
Alternative 1—Retirement in the Absence of a Prior Change in Control(a)	$19,336,376	$15,543,446	$13,260,151	$4,027,944	$0
Alternative 2—Termination by Reason of Death or Disability	$19,692,206	$14,716,629	$12,507,536	$3,739,307	$3,856,760
Alternative 3—Termination without Cause in the Absence of a Prior Change in Control	$31,942,961	$15,533,162	$13,067,620	$4,422,569	$0
Alternative 4—Change in Control with No Subsequent Termination	$0	$0	$0	$177,087	$1,028,988
Alternative 5—Change in Control Followed by an Involuntary Termination without Cause	$31,942,961	$22,052,495	$16,992,302	$5,658,113	$4,885,748
Alternative 6—Change in Control Followed by a Resignation or Retirement within One Year Thereafter	$33,162,132	$22,879,312	$13,260,151	$4,205,031	$4,885,748

(a)

These numbers consist of $17,800,975, $14,158,735, $11,987,828 and $ 3,134,640 of performance shares for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, that would remain outstanding subject to continued vesting requirements and $1,219,171, $826,817, $752,615 and $288,638 of consulting fees for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, paid over four years for four years of consulting services. Such amounts are subject to forfeiture if Messrs. Messmer, Waddell, and Gentzkow and Glass do not fulfill the terms of their Part-Time Employment Agreements, which are described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.” These numbers also include $316,231, $557,894, $519,708 and $604,667 of health benefits for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, which are not subject to forfeiture if they do not fulfill the terms of their Part-Time Agreements.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

As of December 20, 2019 (our determination date), our global employee population consisted of approximately 88,189 individuals, approximately 82% of whom were employed as temporary employees through one of the Company’s staffing lines of business, with the remainder employed as full- or part-time personnel in the corporate and field offices of the Company and its consolidated subsidiaries. To determine our median employee, we drew from our entire population a statistical sample designed to be representative of the demographics of our employee population. We then identified the median employee based on all taxable wages earned by each individual in the sample group during calendar 2019.

For 2019, our last completed fiscal year, the median of the annual total compensation of all Company employees (other than our CEO) was $19,806, and the annual total compensation of our CEO was $7,433,592. We used Mr. Waddell’s compensation for the pay ratio calculation as he was the Company’s CEO on the last day of the fiscal year-end. Accordingly, for 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 375 to 1. In contrast, if we exclude temporary employees from our calculations, the median annual total employee compensation increases to $55,186, making our internal pay ratio 135 to 1, which we believe would be a more accurate representation of how our CEO’s pay compares to that of our regular workforce.

2019 Director Compensation

The table below sets forth information regarding the compensation paid to our non-employee directors for 2019 Board and committee service. Directors who also are employees do not receive additional compensation for services as a director.

Name	Fees Paid in Cash	Stock Awards(a)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Julia L. Coronado	$27,500	$279,583	$0	$0	$0	$0	$307,083
Dirk A. Kempthorne	$39,750	$279,583	$0	$0	$0	$0	$319,333
Marc H. Morial	$53,500	$279,583	$0	$0	$0	$0	$333,083
Barbara J. Novogradac	$68,500	$279,583	$0	$0	$0	$0	$348,083
Robert J. Pace	$53,500	$279,583	$0	$0	$0	$0	$333,083
Frederick A. Richman	$86,500	$279,583	$0	$0	$0	$0	$366,083

(a)

Consists of restricted shares granted under the Stock Incentive Plan. All amounts under the “Stock Awards” column represent grant date fair value of the underlying stock at the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. As of December 31, 2019, Ms. Novogradac and Messrs. Morial, Pace and Richman each held 13,044 restricted shares. Gov. Kempthorne and Ms. Coronado, who joined the Board in 2019, each held 4,944 restricted shares.

Cash fees for non-employee directors are as follows: (1) an annual fee of $40,000 for service on the Board, (2) a fee of $1,500 for each Board meeting attended, (3) a $3,000 annual fee for service on each of, as applicable, the Audit Committee, the Compensation Committee, and/or the Nominating and Governance Committee, and (4) an additional annual fee of $15,000 for serving as Chairman of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee. All non-employee directors also receive reimbursement for travel and other expenses directly related to activities as directors.

Decisions regarding our non-employee director compensation program are approved by our full board of directors based on recommendations by our Compensation Committee. In making such recommendations, our Compensation Committee takes into consideration the director compensation practices of competitors and other companies and whether such recommendations align with the interests of our shareholders.

Like our executive officers, our Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. The Compensation Committee did not make any changes to the program for 2019.

The 2019 non-employee director equity grants were awarded at approximately the same grant date fair value as the 2018 equity grants. On May 22, 2019, the date of the Company’s 2019 annual meeting of stockholders, Messrs. Kempthorne, Morial, Pace and Richman, and Ms. Novogradac and Ms. Coronado each received a grant of 4,944 restricted shares under the Stock Incentive Plan. The closing price of the Company’s stock on the date of grant was $56.55 per share, so the grant date fair value of each award was $279,583, approximately the same grant date value as the 2018 grant of equity to non-employee directors. Each of the foregoing grants is subject to a time vesting condition which provides for the vesting of 25% of the grant on each of May 1, 2020, May 1, 2021, May 1, 2022 and May 1, 2023. Notwithstanding the foregoing, each grant will vest upon the recipient’s retirement (except under certain specified circumstances), death, termination due to total and permanent disability, or the occurrence of a Change in Control (see Appendix B for a definition of this term). Mr. Richman is eligible for retirement under the foregoing provision. Equity grants with approximately the same grant date value as our fiscal 2019 director equity grants will be made to our continuing non-employee directors on the date of the Meeting.

Required Director Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s directors. Details regarding such policy are available on the Company’s website at www.roberthalf.com/investor-center/corporate-governance. Pursuant to such policy, each director is required to own a minimum of 10,000 shares (which is equivalent to more than 10 times the annual cash retainer for services as a director) no later than three years from the commencement of such individual’s current tenure as director. As of December 31, 2019, each of our directors exceeded or was on track to exceed the minimum ownership requirement.

3. Auditor Matters

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for 2020. PricewaterhouseCoopers LLP has acted as auditors of the Company since 2002. Although ratification of the Audit Committee’s selection of PricewaterhouseCoopers as the Company’s independent auditors is not required by the Company’s By-laws or otherwise, the Board is submitting this proposal to stockholders as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee may select a different independent auditor at any time during the year if it determines that this would be in the best interests of the Company and its stockholders.

Representatives of that firm are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate stockholder questions.

PricewaterhouseCoopers’ charges for 2019 and 2018 were as follows:

	2019	2018
Audit Fees	$2,529,157	$2,273,341
Audit-Related Fees	$296,755	$169,606
Tax Fees	$—	$—
All Other Fees	$9,900	$9,900

The 2019 and 2018 Audit-Related Fees include amounts incurred in connection with attest services related to reviews of financial information for wholly owned subsidiaries of the Company. In addition, 2019 Audit-Related Fees were incurred in connection with attest services related to assessments of existing internal controls leading to the issuance of a Systems and Organization Control Type 2 (“SOC 2”) report. In 2018, Audit-Related Fees were also incurred in connection with attest services related to: i) the adoption of a new accounting standard, effective for the Company on January 1, 2019, and ii) assessments of existing internal controls in preparation for a SOC-2 report. All Other Fees for 2019 and 2018 include software subscriptions. Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X (relating to waivers with respect to the requirement that fees be pre-approved) was not applicable to any of the services for 2019 or 2018 described in the above table.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members, who must then report any decisions to the Audit Committee at the next scheduled meeting.

4. General Information Section

BENEFICIAL STOCK OWNERSHIP

The following table sets forth information as of March 31, 2020, concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director or nominee for director, (iii) each executive officer, and (iv) all current executive officers and directors as a group. All persons have sole voting and investment power except as otherwise indicated.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock
The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	14,063,198	(a)	12.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,501,647	(b)	9.2%
Managed Account Advisors LLC 101 Hudson Street, 9th Floor Jersey City, NJ 07302	6,911,102	(c)	6.0%
Julia L. Coronado	4,944	(d)	0.0%
Dirk A. Kempthorne	4,944	(e)	0.0%
Harold M. Messmer, Jr.	950,546	(f)	0.8%
Marc H. Morial	22,490	(g)	0.0%
Barbara J. Novogradac	150,058	(h)	0.1%
Robert J. Pace	91,136	(i)	0.1%
Frederick A. Richman	44,722	(j)	0.0%
M. Keith Waddell	1,265,098	(k)	1.1%
Paul F. Gentzkow	387,600	(l)	0.3%
Robert W. Glass	275,011	(m)	0.2%
Michael C. Buckley	166,261	(n)	0.1%
All current executive officers and directors as a group (11 persons)	3,362,810		2.9%

(a)

Information is as of December 31, 2019, the latest date for which information is available to the Company. According to a Schedule 13G filed by The Vanguard Group, Inc., which identified itself as an investment adviser, sole voting power is held with respect to 178,584 shares, shared voting power is held with respect to 28,663 shares, sole dispositive power is held with respect to 13,865,963 shares, and shared dispositive power is held with respect to 197,235 shares.

(b)

Information is as of December 31, 2019 , the latest date for which information is available to the Company. According to a Schedule 13G filed by BlackRock, Inc., which identified itself as a parent holding company, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 8,915,041 shares.

(c)

Information is as of December 31, 2019, the latest date for which information is available to the Company. According to a Schedule 13G filed by Managed Account Advisors LLC., which identified itself as an investment adviser, sole dispositive power is held with respect to 6,866,245 shares, shared dispositive power is held with respect to 44,857 shares, and no voting power as to any shares.

(d)	Includes 4,944 shares acquired pursuant to Company benefit plans, as to which shares Dr. Coronado has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(e)

Includes 4,944 shares acquired pursuant to Company benefit plans, as to which shares Gov. Kempthorne has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(f)

Includes 214,071 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 736,475 shares as to which Mr. Messmer shares voting and dispositive power with his wife.

(g)	Includes 13,044 shares acquired pursuant to Company benefit plans, as to which shares Mr. Morial has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(h)

Includes 16,600 shares held by Novogradac Rivers Foundation, as to which shares Ms. Novogradac shares voting and dispositive power but in which she has no pecuniary interest, and 13,044 shares acquired pursuant to Company benefit plans, as to which shares Ms. Novogradac has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(i)	Includes 13,044 shares acquired pursuant to Company benefit plans, as to which shares Mr. Pace has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(j)	Includes 13,044 shares acquired pursuant to Company benefit plans, as to which shares Mr. Richman has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(k)

Includes 204,491 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 1,060,607 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(l)

Includes 173,137 shares that were acquired pursuant to Company benefit plans, as to which shares Mr. Gentzkow has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 214,463 shares as to which Mr. Gentzkow shares voting and dispositive power with his wife.

(m)

Includes 45,272 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 229,739 shares as to which Mr. Glass shares voting and dispositive power with his wife.

(n)

Includes 60,782 shares acquired pursuant to Company benefit plans, as to which shares Mr. Buckley has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 105,479 shares as to which Mr. Buckley shares voting and dispositive power with his wife.

Information on Annual Meeting and Proxy Materials

In light of the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates of federal, state, and local governments, and related agencies, the Meeting this year will be held online via live audiocast at www.meetingcenter.io/260960050. To participate in the Meeting online, including to vote during the Meeting, stockholders will need the 16-digit control number included on their proxy card or voting instruction form. The Meeting audiocast will begin promptly at 10:00 a.m. PDT. Stockholders are encouraged to access the Meeting early. If you are a registered shareholder and you have been issued a control number, you will be able to attend the virtual Annual Meeting, vote your shares, and submit your questions by following the instructions at www.meetingcenter.io/260960050. If you are not a shareholder, or do not have a control number, you will be able to attend the virtual Annual Meeting as a guest by logging on at www.meetingcenter.io/260960050 using the password RHI2020, but you will not be able to submit questions or vote your shares.

A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked prior to the Meeting by notifying the Secretary of the Company in writing or by delivering a new proxy bearing a date later than the date of the proxy being revoked, or by attending the Meeting online and voting through the meeting website. The Company has retained the services of Georgeson LLC to solicit the proxies of certain stockholders for the Meeting. The cost of such services is estimated to be $11,000 plus reimbursement of out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company (who will receive no extra compensation for their services) by telephone, by fax or in person, as well as by mail. Costs of solicitation will be borne by the Company.

Voting Tabulation Information

An automated system administered by the Company’s transfer agent will tabulate votes cast at the Meeting. A quorum is required to transact business at the Meeting. A majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. The voting standard with respect to the election of directors is a majority of the votes cast, and the voting standard with respect to each proposal other than the election of directors is a majority of the shares of Common Stock present online or by proxy at the Meeting and entitled to vote. Abstentions will have no impact on the election of directors but will count as a vote against each of the other proposals. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved. The Board recommends you vote “FOR” all of the director nominees and proposals to be voted on at the Meeting. Proxies solicited by the Board will be voted in accordance with the Board’s recommendations unless stockholders specify in their proxies to the contrary.

Please note that if you are a beneficial stockholder (i.e., you hold your shares through a broker, bank or other nominee) and do not provide specific voting instructions to the organization that holds your shares, that organization is not authorized to vote your shares (resulting in a “broker non-vote”) on any proposal other than the ratification of the Company’s independent registered public accounting firm. Accordingly, we encourage you to vote your shares promptly.

Transactions with Related Persons

In 2019, the Company provided services in the ordinary course of business to The Vanguard Group, Inc. and BlackRock LLC, each of whom are greater than five percent stockholders of the Company, with billings totaling $1,248,211 and $223,501, respectively.

In addition, the Company temporarily invests a portion of its cash in mutual funds and other short-term investments owned or managed by BlackRock pursuant to which the Company receives interest or dividend payments similar to those received by other investors in the funds. During 2019, the Company received $483,497 in interest and dividends from funds or accounts affiliated with BlackRock.

The Nominating and Governance Committee ratified these transactions and approved the continuation of these services under similar terms for 2020.

Policy Regarding Transactions with Related Persons

The Company’s written policy with respect to related party transactions is that directors and officers are expected to report any transaction that the Company potentially would be required to disclose pursuant to Item 404(a) of SEC Regulation S-K (a “Related-Party Transaction”) to the Nominating and Governance Committee. All such Related-Party Transactions shall be subject to the review and approval of the non-interested members of the Nominating and Governance Committee. In determining whether to approve any such transaction, the Nominating and Governance Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party. This policy is expressed in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.roberthalf.com in the “Corporate Governance” section under “Investor Center.”

Proposal of Matters for Inclusion in 2021 Proxy Statement

In order to be included in the Company’s proxy statement and form of proxy for the 2021 annual meeting of stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the principal executive offices of the Company no later than December 16, 2020.

In addition, in February 2018, the Board of Directors adopted a “proxy access” by-law. The proxy access by-law permits a stockholder or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to 25% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the informational and other requirements specified in Article II, Section 9(a)(3) of our By-laws. Pursuant to the proxy access by-law, a stockholder wishing to nominate a director must provide notice to the Corporate Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was released to stockholders in connection with the prior year’s annual meeting. Accordingly, to be timely for inclusion in the proxy materials for the Company’s 2021 annual meeting, the Company must receive a stockholder’s notice to nominate a director using the Company’s proxy materials between November 16, 2020, and December 16, 2020, inclusive.

Presentation of Business at the 2021 Annual Meeting of Stockholders

The Company’s By-laws require timely notice of business to be brought before an annual meeting. To be timely, notice to our Corporate Secretary must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder proposal, including the nomination of an individual for election to the Board of Directors, not intended for inclusion in the Company’s proxy materials must, in addition to satisfying the other requirements of the Company’s By-laws, be received at the principal executive offices of the Company between February 19, 2021, and March 21, 2021, inclusive, in order to be presented at the 2021 annual meeting.

Delivery of Proxy Materials to Stockholders Sharing an Address

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits the Company, with stockholder permission, to send a single set of proxy materials, including this proxy statement and the annual report to any household at which two or more stockholders reside if the Company believes they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement or other proxy materials, or wish to revoke your decision to household. These options are available to you at any time. If you receive a single set of proxy materials as a result of householding by your broker and you would like to receive separate copies of the proxy materials mailed to you, you may also submit a request to our Corporate Secretary at the principal executive offices of the Company, or call our Investor Relations department at (650) 234-6242, and we will promptly send you the requested materials.

Annual Report on Form 10-K

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K, at your request. Please direct all inquiries to the Company’s Investor Relations department at 650-234-6242, or 2884 Sand Hill Road, Suite 200, Menlo Park, CA 94025, Attn: Investor Relations.

OTHER MATTERS

The proxy authorizes the holders to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters that will be presented at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

EVELYN CRANE-OLIVER
Secretary

Menlo Park, California

April 15, 2020

YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING FORM IN THE ENCLOSED, POST-PAID ENVELOPE. ALTERNATIVELY, BEFORE THE MEETING, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL WITHIN THE USA, US TERRITORIES AND CANADA BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM.

Appendix A

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

NET INCOME AND DILUTED NET INCOME PER SHARE RECONCILIATION (UNAUDITED):

	Quarter Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	Net Income	Diluted Net Income Per Share	Net Income	Diluted Net Income Per Share	Net Income	Diluted Net Income Per Share	Net Income	Diluted Net Income Per Share
As Reported	$113,564	$.95	$47,047	$.38	$434,288	$3.57	$290,584	$2.33
TCJA Impact(a)	(385)	—	33,737	.27	4,684	.04	33,737	.27

Adjusted Non-GAAP Measure	$113,179	$.95	$80,784	$.65	$438,972	$3.61	$324,321	$2.60

RETURN ON INVESTED CAPITAL RECONCILIATION (UNAUDITED):

Year Ended December 31, 2017
Return on Invested Capital	26%
TCJA Impact(a)	3%

Adjusted Non-GAAP Measure	29%

(a)

Included in the quarter ended December 31, 2018, was a benefit to the company’s provision for income taxes resulting from adjustments related to the true-up of the TCJA estimate booked in the fourth quarter of 2017. Included in the year ended December 31, 2018, were charges to the company’s provision for income taxes, resulting from additional guidance related to the TCJA released in 2018, as well as adjustments to the estimated TCJA impact on deferred income tax net assets originally booked in the fourth quarter of 2017. The fourth quarter of 2017 included a one-time, non-cash charge to the company’s provision for income taxes, resulting from the TCJA. The charge resulted primarily from a revaluation of the company’s estimated deferred income tax net assets as of December 31, 2017.

A-1

Appendix B

Definitions of Certain Terms Used in the Proxy Statement

Change in Control

As used in the proxy statement discussion of the Senior Executive Retirement Plan, the Stock Incentive Plan, and the various plans and agreements discussed under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control,” the term “Change in Control” means the occurrence of any of the following:

(a) Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions of the ownership of stock of the Company, shall become the beneficial owner of securities of the Company representing 20% or more, of the combined voting power of then-outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; PROVIDED, HOWEVER, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of the Company if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purposes or effect, including, without limitation, not in connection with such party (i) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of substantial assets of the Company, (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of any substantial assets of the Company, or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company.

(b) The liquidation or dissolution of the Company.

(c) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease within one year to constitute a majority of the Board.

(d) The Company ceases to be an independent publicly owned corporation.

(e) The Company (i) merges or consolidates with or into another corporation in which the holders of the Stock immediately before such merger or reorganization do not, immediately following such merger or reorganization, hold as a group on a fully diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (ii) sells or otherwise disposes of all or substantially all of its assets.

B-1

Termination other than for Cause

As used in the proxy statement discussion of the Employment Agreement with Harold M. Messmer, Jr., a termination for “Cause” means a termination by the Company of Mr. Messmer’s employment by the Company by reason of Mr. Messmer’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or by reason of Mr. Messmer’s willful material breach of his employment agreement which has resulted in material injury to the Company; provided, however, that Mr. Messmer’s employment shall not be deemed to have been terminated for Cause if such termination took place as a result of any act or omission believed by Mr. Messmer in good faith to have been in the interest of the Company.

As used in the proxy statement discussion of the Severance Agreements with Messrs. Messmer, Waddell, Gentzkow, and Glass, a termination for “Cause” means a termination by the Company of the employee’s employment by the Company by reason of the employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the employee’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that the employee’s employment shall not be deemed to have terminated for Cause if such termination took place as a result of any act or omission believed by the employee in good faith to have been in the interest of the Company.

B-2

01 - Julia L. Coronado 04 - Marc H. Morial 07 - Frederick A. Richman 02 - Dirk A. Kempthorne 05 - Barbara J. Novogradac 08 - M. Keith Waddell 03 - Harold M. Messmer, Jr. 06 - Robert J. Pace For Against Abstain For Against Abstain For Against Abstain 1 U P X ROBERT HALF INTERNATIONAL INC. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 037SHH + + Proposals — The Board of Directors recommend a vote FOR ALL NOMINEES in Proposal 1 and FOR A Management Proposals 2 and 3. 2. To cast an advisory vote to approve executive compensation. 1. Election of Directors Nominees: For Against Abstain NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below. 3. To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for 2020. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. During the meeting – Go to www.meetingcenter.io/260960050. Password is RHI2020. You may attend the meeting via the internet and vote during the meeting. Have the control number that is printed in the in the shaded bar below and follow the instructions. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 5 7 5 7 2 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ Online Go to www.investorvote.com/RHI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/RHI Robert Half International Corporate Conference Center 2884 Sand Hill Road Suite 200 Menlo Park, CA 94025 This Proxy is Solicited on Behalf of the Board of Directors The stockholder hereby appoints Harold M. Messmer, Jr. and Frederick A. Richman, or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 27, 2020 at the annual meeting of stockholders to be held on May 20, 2020 or any adjournment or postponement thereof. This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2 and 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting. In the event that any of the nominees named on the reverse side of this proxy card are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors. PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be marked, dated and signed, on the other side) Proxy — ROBERT HALF INTERNATIONAL INC. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2019 Annual Report to Stockholders are available at: http://www.roberthalf.com/14afilings and http://www.roberthalf.com/annualreport